As filed with the Securities and Exchange Commission on March 30, 2004	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EchoStar DBS Corporation*

(Exact name of registrant as specified in its charter)

Colorado	5064	84-1328967
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. Employer
incorporation or organization	classification code number)	Identification Number)

9601 South Meridian Boulevard
Englewood, Colorado 80112
(303) 723-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David K. Moskowitz, Esq.
Senior Vice President, General Counsel and Secretary
EchoStar DBS Corporation
9601 South Meridian Boulevard
Englewood, Colorado 80112
(303) 723-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller, Esq.
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
(650) 461-5600

* The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as possible after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to be	Offering Per	Aggregate Offering	Registration
Securities to be Registered	Registered	Note (1)	Price (1)	Fee
5¾% Senior Notes due 2008	$1,000,000,000	100%	100%	$126,700
6 3/8% Senior Notes due 2011	$1,000,000,000	100%	100%	$126,700
Floating Rate Senior Notes due 2008	$500,000,000	100%	100%	$63,350

				$316,750
Guarantees of 5¾% Senior Notes due 2008 (3)	(2)	(2)	$0	None (2)
Guarantees of 6 3/8% Senior Notes due 2011(3)	(2)	(2)	$0	None (2)
Guarantees of Floating Rate Senior Notes due 2008 (3)	(2)	(2)	$0	None (2)

(1)	Pursuant to rule 457(f)(2), the fee is calculated based upon the book value of the 5¾% Senior Notes due 2008, the 6 3/8% Senior Notes due 2011 and the Floating Rate Senior Notes due 2008

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.

(3)	Guaranteed by the additional Registrants below.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

	Jurisdiction of	IRS Employer
Exact Name of Additional Registrants*	Formation	Identification No.
EchoStar Satellite L.L.C.	Colorado	84-1114039
EchoStar Technologies Corporation	Texas	76-0033570
Echo Acceptance Corporation	Colorado	84-1082359
Echosphere L.L.C	Colorado	84-0833457
Dish Network Service L.L.C	Colorado	84-1195952
EchoStar International Corporation	Colorado	84-1258859

*	The address for each of the additional Registrants is c/o EchoStar DBS Corporation, 9601 South Meridian Boulevard, Englewood, Colorado 80112. The primary standard industrial classification number for each of the additional Registrants is 5064.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH •, 2004

PROSPECTUS

ECHOSTAR DBS CORPORATION

Offer to Exchange $1,000,000,000 of its 5 3/4% Senior Notes due 2008, $1,000,000,000 of its 6 3/8% Senior Notes due 2011 and $500,000,000 of its Floating Rate Senior Notes due 2008, each of which have been registered under the Securities Act, for the corresponding series of its outstanding 5 3/4% Senior Notes due 2008, 6 3/8% Senior Notes due 2011 and Floating Rate Senior Notes due 2008.

The Exchange Offer will expire at 5:00 p.m. Eastern Standard Time on ________________, 2004,
unless extended

The Notes

The Notes are substantially identical to the old notes that we issued on October 2, 2003, except for certain transfer restrictions and registration rights provisions relating to the old notes.

Material Terms of The Exchange Offer

•	You will receive an equal principal amount of Notes for all old notes that you validly tender and do not validly withdraw.

•	The exchange will not be a taxable exchange for United States federal income tax purposes.

•	There has been no public market for the old notes and we cannot assure you that any public market for the Notes will develop. We do not intend to list the Notes on any national securities exchange or any automated quotation system.

Consider carefully the “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________________, 2004.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is accompanied by our annual report on Form 10-K for the fiscal year ended December 31, 2003 which contains information about us. This prospectus also incorporates important business and financial information about us that is not included in or delivered herewith. Such information is available without charge to securityholders upon written or oral request to EchoStar DBS Corporation, 9601 South Meridian Boulevard, Englewood, Colorado 80112, telephone (303) 723-1000. Securityholders must request such information no later than    , 2004, which date is five business days before the date on which they must make their investment decision.

     Additionally, this prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to the terms of specific documents, but we refer to the actual documents for complete information with respect to those documents, copies of which will be made available without charge to you upon request to us, for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other documents referred to in this prospectus do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data is approximate and reflects rounding in certain cases.

     We and our ultimate parent, EchoStar Communications Corporation, are each subject to the informational requirements of the Exchange Act and accordingly file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website that contains reports and other information regarding registrants such as us that file electronically with the SEC. The address of that website is http://www.sec.gov. Our filings with the SEC and those of our ultimate parent, ECC, are also accessible free of charge at our website, http://www.echostar.com.

     The Class A Common Stock of our ultimate parent company, ECC, is traded under the symbol “DISH” on the NASDAQ National Market. Materials filed by ECC can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. ECC has not guaranteed and is not otherwise responsible for the Notes.

FORWARD-LOOKING STATEMENTS

     We make “forward-looking statements” throughout this prospectus and in the documents incorporated herein by reference. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “intend,” “plan,” “estimate,” “expect” or “anticipate” will occur, and other similar statements), you must remember that our expectations may not turn out to be correct, even though we believe they are reasonable. We do not guarantee that any future transactions or events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. Whether actual events or results will conform to our expectations and predictions is subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to the following:

•	we face intense and increasing competition from the satellite and cable television industry, new competitors may enter the subscription television business, and new technologies may increase competition;

•	DISH Network subscriber growth may decrease, subscriber turnover may increase and subscriber acquisition costs may increase;

•	satellite programming signals have been pirated and could be pirated in the future; pirating could cause us to lose subscribers and revenue or result in higher costs to us;

•	programming costs may increase beyond our current expectations; we may be unable to obtain or renew programming agreements on acceptable terms or at all; existing programming agreements could be subject to cancellation;

•	weakness in the global or U.S. economy may harm our business generally, and adverse local political or economic developments may occur in some of our markets;

•	the regulations governing our industry may change;

•	our satellite launches may be delayed or fail, or our satellites may fail in orbit prior to the end of their scheduled lives;

•	we currently do not have traditional commercial insurance covering losses incurred from the failure of satellite launches and/or in-orbit satellites, and we may be unable to settle outstanding claims with insurers;

•	service interruptions arising from technical anomalies on satellites or on-ground components of our DBS system, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm our business;

•	we may be unable to obtain needed retransmission consents, FCC authorizations or export licenses, and we may lose our current or future authorizations;

•	we are party to various lawsuits which, if adversely decided, could have a significant adverse impact on our business;

•	we may be unable to obtain patent licenses from holders of intellectual property or redesign our products to avoid patent infringement;

•	sales of digital equipment and related services to international direct-to-home service providers may decrease;

•	we are highly leveraged and subject to numerous constraints on our ability to raise additional debt;

•	acquisitions, business combinations, strategic partnerships, divestitures and other significant transactions may involve additional uncertainties;

•	terrorist attacks, consequences of the war in Iraq, the possibility of war or hostilities relating to other countries and changes in international political conditions as a result of these events may continue to affect the U.S. and the global economy and may increase other risks to which we are subject; and

•	we may face other risks described from time to time in periodic reports we and EchoStar Communications Corporation, our ultimate parent company (“ECC”), file with the SEC.

     All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. Accordingly, you should consider the risks described herein and should not place undue reliance on any forward-looking statements. We assume no responsibility for updating any forward-looking information contained or incorporated by reference herein.

     You should read carefully the section of this prospectus under the heading “Risk Factors” beginning on page 15. We assume no responsibility for updating forward-looking information contained or incorporated by reference in this prospectus.

SUMMARY

     In this prospectus, the words “we,” “our,” “us” and “EDBS” refer to EchoStar DBS Corporation and its subsidiaries, unless the context otherwise requires. “ECC” refers to EchoStar Communications Corporation, our ultimate parent company, and “EchoStar” refers to ECC and its subsidiaries, including us. This summary highlights selected information contained in greater detail elsewhere in this prospectus or incorporated by reference herein. This summary may not contain all of the information that you should consider before investing in the Notes. You should carefully read the entire prospectus, including “Risk Factors” and “Forward-Looking Statements,” and the documents incorporated by reference herein.

EchoStar DBS Corporation

     We are a leading provider of satellite-delivered digital television to customers across the United States. Our DISH Network services include hundreds of video, audio and data channels, interactive television channels, digital video recording, high definition television, (“HDTV”), international programming, professional installation and 24-hour customer service.

     We started offering subscription television services on the DISH Network in March 1996. As of December 31, 2003, the DISH Network had approximately 9.425 million subscribers. We currently have nine in-orbit satellites which enable us to offer over 1,000 video and audio channels to consumers across the United States. Since we use many of these channels for local programming, no particular consumer could subscribe to all channels, but all are available using small consumer dishes. We believe that the DISH Network offers programming packages that have a better “price-to-value” relationship than packages currently offered by most other subscription television providers. As of December 31, 2003, there were over 22.0 million subscribers to direct broadcast satellite and other direct-to-home satellite services in the United States. We believe that there are more than 94.0 million pay television subscribers in the United States, and there continues to be significant unsatisfied demand for high quality reasonably priced television programming services.

EchoStar Technologies Corporation

     In addition to supplying EchoStar satellite receiver systems for the DISH Network, our EchoStar Technologies Corporation subsidiary designs, develops and distributes similar digital satellite receivers to international satellite TV service providers.

     Our principal executive offices are located at 9601 South Meridian Boulevard, Englewood, Colorado 80112 and our telephone number is (303) 723-1000. Our filings with the SEC and those of our ultimate parent, ECC, are accessible free of charge at our website, http://www.echostar.com. Other than the materials referred to below under “Incorporation of Certain Documents by Reference,” none of the information or materials posted, contained or referred to at http://www.echostar.com is incorporated by reference in, or otherwise made a part of, this prospectus.

The Exchange Offer

     The exchange offer relates to the exchange of up to (i) $1,000,000,000 aggregate principal amount of outstanding 5 ¾% Senior Notes due 2008, (ii) $1,000,000,000 aggregate principal amount of outstanding 6 3/8% Senior Notes due 2011, and (iii) $500,000,000 aggregate principal amount of outstanding Floating Rate Senior Notes due 2008, in each case for an equal aggregate principal amount of Notes. The form and terms of the Notes are identical in all material respects to the form and terms of the corresponding outstanding old notes, except that the Notes will be registered under the Securities Act, and therefore they will not bear legends restricting their transfer.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our Notes of each series that we have registered under the Securities Act for each $1,000 principal amount of outstanding old notes of the corresponding series. In order for us to exchange your old notes, you must validly tender them to us and we must accept them. We will exchange all outstanding old notes that are validly tendered and not validly withdrawn.

Resale of the Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to other parties, we believe that you may offer for resale, resell and otherwise transfer your Notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are not our affiliate and you acquire the Notes issued in the exchange offer in the ordinary course of your business.

You must also represent to us that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the Notes we issue to you in the exchange offer.

Each broker-dealer that receives Notes in the exchange offer for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Notes issued in the exchange offer. You may not participate in the exchange offer if you are a broker-dealer who purchased such outstanding old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

Expiration date	The exchange offer will expire at 5:00 p.m., Eastern Standard Time, , 2004, unless we decide to extend the expiration date. If we fail to consummate the exchange offer, you will have certain rights against us under the registration rights agreement we entered into as part of the offering of the old notes.

Special procedures for beneficial owners	If you are the beneficial owner of old notes and you registered your old notes in the name of a broker or other institution, and you wish to participate in the exchange, you should promptly contact the person in whose name you registered your old notes and instruct that person to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding old notes, either make appropriate arrangements to register ownership of the outstanding old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed delivery procedures	If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver your certificates for registered old notes on time, you may tender your old notes pursuant to the procedures described in this prospectus under the heading “The Exchange Offer–How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us.”

Withdrawal rights	You may withdraw the tender of your old notes at any time before 5:00 p.m., Eastern Standard Time, on , 2004, the business day before the expiration date.

Certain United States federal income tax consequences	An exchange of old notes for Notes will not be subject to United States federal income tax. See “Summary of Certain United States Federal Income Tax Considerations.”

Use of proceeds	We will not receive any proceeds from the issuance of Notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

Exchange agent	You can reach U.S. Bank National Association, Attn: Specialized Finance Department, at 60 Livingston Avenue, St. Paul, Minnesota 55107. For more information with respect to the exchange offer, you may call the exchange agent on (800) 934-6802; the fax number for the exchange agent is (651) 495-8158.

The Notes

     The exchange offer applies to (i) $1,000,000,000 aggregate principal amount of 5¾% Senior Notes due 2008, (ii) $1,000,000,000 aggregate principal amount of 6 3/8% Senior Notes due 2011, and (iii) $500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2008. The form and terms of each series of the Notes are substantially identical to the form and terms of the corresponding series of the old notes, except that we will register the Notes under the Securities Act, and therefore the Notes will not bear legends restricting their transfer. The Notes will be entitled to the benefits of the indenture. See “Description of the Notes.” As used in this summary of the Notes, “subsidiaries” refers to our direct and indirect subsidiaries.

Issuer	EchoStar DBS Corporation.

Securities offered	$1,000,000,000 aggregate principal amount of 5¾% Senior Notes due 2008 (the “2008 Notes”);

$1,000,000,000 aggregate principal amount of 6 3/8% Senior Notes due 2011(the “2011 Notes” and, together with the 2008 Notes, the “Fixed Rate Notes”); and

$500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2008 (the “Floating Rate Notes” and, together with the 2008 Notes and the 2011 Notes, the “Notes”).

Maturity	The 2008 Notes: October 1, 2008.

The 2011 Notes: October 1, 2011.

The Floating Rate Notes: October 1, 2008.

Interest rate	The 2008 Notes: 5¾% per year (calculated using a 360-day year).

The 2011 Notes: 6 3/8% per year (calculated using a 360-day year).

The Floating Rate Notes: three-month LIBOR plus 3.25% per year (calculated using a 360-day year).

Interest payment dates	For the Fixed Rate Notes, April 1 and October 1 of each year, commencing April 1, 2004. Interest will accrue from the issue date of the Fixed Rate Notes.

For the Floating Rate Notes, January 1, April 1, July 1 and October 1 of each year, commencing January 1, 2004. Interest will accrue from the issue date of the Floating Rate Notes.

Ranking	The notes are our unsecured senior obligations and rank senior to all of our future subordinated debt. The notes effectively rank junior to any of our secured debt to the extent of the value of the assets securing such debt. As of December 31, 2003, the Notes rank equally with approximately $2.9 billion of our debt. As of December 31, 2003, on a pro forma basis assuming the application of a portion of the net proceeds from the offering of the Notes issued October 2, 2003 to the repurchase or redemption of all of our 9 3/8% Senior Notes due 2009, the Notes would have ranked equally with approximately $1.5 billion of our debt.

Guarantees by our subsidiaries	The notes are guaranteed by our principal operating subsidiaries on a senior basis. The guarantees are unsecured obligations of the guarantors and rank senior to all future subordinated debt of the guarantors. The guarantees effectively rank junior to any secured debt of the guarantors to the extent of the value of the assets securing such debt. Neither ECC nor any of its subsidiaries, other than us and our principal operating subsidiaries are obligated under the Notes or any guarantee of the Notes. See “Description of the Notes – Guarantees.”

Optional redemption	We may redeem each of the 2008 Notes and the 2011 Notes, in whole or in part and at any time, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, together with accrued and unpaid interest. We may redeem the Floating Rate Notes, in whole or in part and at any time on or after October 1, 2005, at the redemption prices specified under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest.

Prior to October 1, 2006, we may also redeem up to 35% of the aggregate principal amount of each of the 2008 Notes and the 2011 Notes at specified premiums with the net cash proceeds from certain equity offerings or capital contributions. Prior to October 1, 2005, we may also redeem up to 35% of the aggregate principal amount of the Floating Rate Notes at a specified premium with the net cash proceeds from certain equity offerings or capital contributions.

Repurchase right of holders upon a change of control	If a “change of control” occurs, as that term is defined in the “Description of the Notes — Change of Control Offer,” holders of the Notes have the right, subject to certain conditions, to require us to repurchase their notes at a purchase price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, as of the date of repurchase. See “Description of the Notes – Change of Control Offer” for further information regarding the conditions that would apply if we must offer holders this repurchase right.

Certain Other Covenants	Each indenture governing the Notes contains covenants limiting our and our restricted subsidiaries’ ability to:

•	incur additional debt or enter into sale and leaseback transactions;

•	pay dividends or make distributions on our capital stock or repurchase our capital stock;

•	make certain investments;

•	create liens;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. For more details, see “Description of the Notes — Certain Covenants.” If a series of Notes receives an Investment Grade rating, most of the covenants in the Indenture under which such series of Notes was issued will be subject to suspension or termination. See “Description of the Notes — Investment Grade Rating.”

Registration rights	Pursuant to a registration rights agreement among us and the initial purchasers, we agreed:

•	to file an exchange offer registration statement within 180 days of October 2, 2003 (i.e. by March 30, 2004);

•	to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC within 270 days of October 2, 2003 (i.e. by June 28, 2004); and

•	to use our reasonable best efforts to cause the exchange offer to be consummated within 315 days of October 2, 2003 (i.e. by August 10, 2004).

We intend the registration statement relating to this prospectus to satisfy these obligations. In certain circumstances, we will be required to file a shelf registration statement to cover resales of the Notes. If we do not comply with our obligations under the registration rights agreement, we will be required to pay additional interest on the Notes. See “Registration Rights.”

Risk Factors	Investing in the Notes involves substantial risks. See “Risk Factors” for a description of certain risks you should consider before investing in the Notes.

Summary Financial Data

     We derived the following summary statements of operations, balance sheet and other data for the five years ended December 31, 2003 from our audited consolidated financial statements. Certain prior year amounts have been reclassified to conform with the current year presentation. You should read this data in conjunction with, and it is qualified by reference to, the sections entitled “Management’s Narrative Analysis of Results of Operations,” our consolidated financial statements and the notes thereto, and the other financial information in our Annual Report on Form 10-K for the year ended December 31, 2003 which is incorporated by reference herein and accompanies this prospectus.

	For the Years Ended December 31,
	1999	2000	2001	2002 As restated (1)	2003
	(dollars in millions)
Statements of Operations Data:
Total revenue	$1,606	$2,709	$3,987	$4,804	$5,732
Operating income (loss).	(354)	(425)	216	463	722
Net income (loss)	(791)	(608)	32	47	320

	As of December 31, 2003
		As Adjusted for the
		Redemption of 9 3/8%
	Actual	Senior Notes
	(dollars in millions)
Balance Sheet Data:(2)
Cash, cash equivalents and marketable investment securities(3)	$2,897	$1,407
Total assets	$6,294	$4,793
Total debt	$5,435	$4,012
Total stockholder’s deficit	$(1,072)	$(1,147)

	For the Years Ended December 31,
				2002
	1999	2000	2001	As restated (1)	2003
	(dollars in millions)
Other Data:
DISH Network subscribers (000’s)	3,410	5,260	6,830	8,180	9,425
EBITDA(4)	$(268)	$(252)	$481	$813	1,107
Net cash flows from:
Operating activities	$(85)	$(250)	$602	$813	677
Investing activities	39	(287)	(575)	(580)	(1,907)
Financing activities	181	469	(80)	(5)	1,931
Ratio of earnings to fixed charges(5)	—	—	1.22	1.32	1.81
Deficiency of earnings to fixed charges(5)	$(552)	$(597)	—	—	—

(1)	We restated our 2002 consolidated financial statements to reverse an accrual of approximately $30.2 million, on a pre-tax basis, related to the replacement of smart cards in satellite receivers owned by us and leased to consumers.

(2)	This table presents a summary of our consolidated capitalization as of December 31, 2003: (i) on an historical basis; (ii) as adjusted for the repurchase and redemption of all of our 9 3/8% Senior Notes due 2009 subsequent to December 31, 2003.

Stockholder’s deficit ‘As Adjusted for Redemption of 9 3/8% Senior Notes’ reflects $64.4 million of redemption premium costs and $10.6 million of deferred financing costs, net of income tax effects relating to the redemption effective February 1, 2004 of all of our 9 3/8% Senior Notes due 2009 that remained outstanding at that date.

(3)	Excludes approximately $176.8 million as of December 31, 2003 that we have reclassified from cash and cash equivalents to cash reserved for satellite insurance on our balance sheet to satisfy insurance covenants related to our existing senior notes.

(4)	EBITDA is defined as net income (loss) plus net interest expense, taxes and depreciation and amortization. Effective January 1, 2003, we include non-cash, stock-based compensation expense in our definition of EBITDA. Effective April 1, 2003, we include other income and expense items in our definition of EBITDA. All prior amounts conform to the current presentation.

The following table reconciles EBITDA to net income (loss):

	For the Years Ended December 31,
				2002
				As
				restated
	1999	2000	2001	(1)	2003
EBITDA	$(268)	$(252)	$481	$813	$1,107
Less:
Interest expense, net	413	181	182	329	388
Income tax provision, net	—	—	1	81	14
Depreciation and amortization	110	175	266	356	385

Net income (loss)	$(791)	$(608)	$32	$47	$320

EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States, or GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used as a measurement of operating efficiency and overall financial performance and we believe it to be a helpful measure for those evaluating companies in the multi-channel video programming distribution industry. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures because EBITDA is independent of the actual leverage and capital expenditures employed by the business. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(5)	For purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness, including capitalized interest and the imputed interest component of rental expense under noncancelable operating leases.

RISK FACTORS

     Investing in the Notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained and incorporated by reference in this prospectus before deciding whether to invest in the Notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe to be immaterial, also may become important factors that affect us.

     If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the Notes could decline and you may lose some or all of your investment.

Risks Related to Our Business

We compete with other subscription television service providers, which could affect our ability to grow and increase earnings.

     We compete in the highly competitive subscription television service industry against other satellite, cable television and other land-based system operators offering video, audio and data programming and entertainment services, including those of DirecTV. Many of these competitors have substantially greater financial, marketing and other resources than we have. Our ability to increase earnings depends, in part, on our ability to compete with these operators.

     Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Of the 97% of United States television households in which cable television service was available as of December 31, 2003, approximately 64% subscribed to cable. Cable television operators continue to leverage their advantages relative to us by, among other things, bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, efficient 2-way high speed internet access and telephone service on upgraded cable systems, providing service to multiple television sets within the same household at a lesser incremental cost to the consumer, and providing local and other programming in a larger number of geographic areas. As a result of these and other factors, we may not be able to continue to expand our subscriber base or compete effectively against cable television operators.

     New technologies could also have a material adverse effect on the demand for our DBS services. For example, new and advanced local multi-point distribution services are currently being implemented. In addition, entities such as regional telephone companies, which are likely to have greater resources than we have, are implementing and supporting digital video compression over existing telephone lines and digital “wireless cable.” Another competitive threat is the potential widespread deployment of fiber-optic cable to homes by cable operators, telephone companies, overbuilders or others. Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with us. We may not be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

     During December 2003, an affiliate of News Corporation acquired a 34% controlling interest in The DirecTV Group (formerly known as Hughes Electronics Corporation), the owner of DirecTV. News Corporation’s diverse world-wide satellite, content and other related businesses may provide competitive advantages to DirecTV with respect to the acquisition of programming, content and other assets valuable to our industry.

     DirecTV’s satellite receivers are sold in a significantly greater number of consumer electronics stores than ours. As a result of this and other factors, our services are less well known to consumers than those of DirecTV. Due to this relative lack of consumer awareness and other factors, we are at a competitive marketing disadvantage compared to DirecTV.

     According to SEC filings made by DirecTV Holdings LLC, DirecTV owned a fleet of seven high powered DBS satellites, had 46 DBS frequencies that are capable of full coverage of the continental United States, offered more than 800 channels of combined video and audio programming and had approximately 11.9 million subscribers. We believe DirecTV continues to be in an advantageous position relative to our company with regard to, among other things, certain programming packages, provision of local programming and, possibly, volume discounts for programming offers.

     Furthermore, other companies in the United States have conditional permits or have leased transponders for a comparatively small number of DBS assignments that can be used to provide service to portions of the United States, and Rainbow DBS Company LLC (an affiliate of one of the largest cable providers in the United States) has recently launched its own DBS satellite. New entrants such as Rainbow DBS may have a competitive advantage over us in deploying some new products and technologies because of the substantial costs we may be required to incur to make new products or technologies available across our installed base of over 9 million subscribers.

Satellite programming signals have been pirated, which could cause us to lose subscribers and revenue.

     The delivery of subscription programming requires the use of encryption technology to assure that only those who pay can receive the programming. It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Theft of cable and satellite programming has been widely reported and our signal encryption has been compromised and could be further compromised in the future. We continue to respond to compromises of our encryption system with measures intended to make signal theft of our programming more difficult. In order to combat piracy and maintain the functionality of active set-top boxes that have been sold to subscribers, we intend to replace older generation smart cards with newer generation smart cards in the future. However, there can be no assurance that these security measures or any future security measures we may implement will be effective in reducing piracy of our programming signals. Furthermore, other illegal methods that compromise satellite programming signals may be developed in the future. If we cannot promptly correct a compromise in our encryption technology, our revenue and our ability to contract for video and audio services provided by programmers could be materially adversely affected.

Increased subscriber turnover could harm our financial performance.

     Our percentage monthly churn for the year ended December 31, 2003 was approximately 1.57%, compared to our monthly percentage churn for 2002 of approximately 1.59%. We calculate percentage monthly churn by dividing the number of subscribers who terminate service during the month by total subscribers as of the beginning of the month. We are not aware of any uniform standards for calculating churn and believe presentations of churn may not be calculated consistently by different entities in the same or similar businesses. As a result of our temporary dispute with Viacom, described under “— Our local programming strategy faces uncertainty” below, we have experienced and expect to continue to experience an increase in subscriber churn. While there can be no assurance, this temporary increase in subscriber churn is not expected to have a material impact on 2004 overall net additions

     Impacts from our litigation with the networks in Florida, FCC rules governing the delivery of superstations and other factors could cause us to terminate delivery of network channels and superstations to a substantial number of our subscribers, which could cause many of those customers to cancel their subscription to our other services. If the Court of Appeals upholds the Miami District Court’s network litigation injunction, and if we do not reach private settlement agreements with additional stations, it will attempt to assist subscribers in arranging alternative means to receive network channels including migration to local channels by satellite where available, and free off air antenna offers in other markets. However, we cannot predict with any degree of certainty how many subscribers might ultimately cancel their primary DISH Network programming as a result of termination of their distant network channels. We could be required to terminate distant network programming to all subscribers in the event the plaintiffs prevail on their cross-appeal and we are permanently enjoined from delivering all distant network channels. Termination of distant network programming to subscribers would result in a reduction in average monthly revenue per subscriber and a temporary increase in churn.

     Increases in piracy or theft of our signal, or our competitors’ signals, also could cause churn to increase in future periods. In addition, in April 2002, the FCC concluded that our “must carry” implementation methods did not comply with the “must carry” rules. If the FCC finds our subsequent remedial actions unsatisfactory, while we would attempt to continue providing local network channels in all markets without interruption, we could be forced by capacity constraints to reduce the number of markets in which we provide local channels. This could cause a temporary increase in churn and a reduction in average monthly revenue per subscriber. Additionally, as the size of our subscriber base continues to increase, even if percentage churn remains constant, increasing numbers of gross new subscribers are required to sustain net subscriber growth.

Increased subscriber acquisition and retention costs could adversely affect our financial performance.

     We generally subsidize the installation and all or a portion of the costs of our receiver systems in order to attract new DISH Network subscribers. Our spending for subscriber acquisition costs, and to a lesser extent subscriber retention costs, can vary significantly from period to period and can cause material variability to our net income (loss) and free cash flow. Our average subscriber acquisition costs were approximately $453 per new subscriber activation during 2003 as compared to $421 in 2002. Subscriber acquisition costs exclude the costs of receiver system equipment provided to subscribers under our equipment lease promotions. Because we retain ownership of such equipment, we capitalize such costs and depreciate them over the equipment’s useful life. As a result of recent changes in our equipment lease promotion, we anticipate an increase in the number of subscribers who lease rather than purchase equipment. The resulting anticipated increase in capitalized costs is expected to result in an overall increase in cash used to acquire subscribers during 2004. Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent that we introduce more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons. Any material increase in subscriber acquisition costs from current levels could have a material adverse effect on our business and results of operations.

We have substantial debt outstanding and may incur additional debt, so we may be unable to pay interest or principal on the Notes.

     As of December 31, 2003, our total debt, including the debt of our subsidiaries, was approximately $5.4 billion. As of December 31, 2003, assuming the application of a portion of the net proceeds from the offering of the Notes to repurchase or redeem all of our 9 3/8% Senior Notes due 2009, our total debt, including the debt of our subsidiaries, would have been approximately $4.0 billion.

     Our debt levels could have significant consequences to you, including:

•	making it more difficult to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to general adverse economic conditions, including changes in interest rates;

•	limiting our ability to obtain additional financing, including financing to satisfy our obligations with respect to the Notes;

•	requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of available cash for other purposes;

•	limiting our financial and operating flexibility in responding to changing economic and competitive conditions; and

•	placing us at a disadvantage compared to our competitors that have less debt.

     In addition, we may incur substantial additional debt in the future. The terms of the Indentures relating to the Notes and the indentures relating to our existing senior notes permit us to incur additional debt. If new debt is added to our current debt levels, the related risks we now face could intensify.

We may need additional capital, which may not be available, in order to continue growing, to increase earnings and to make payments on the Notes and our other debt.

     Our ability to increase earnings and to make interest and principal payments on the Notes and our other debt will depend in part on our ability to continue growing our business by maintaining and increasing our subscriber base. This may require significant additional capital that may not be available to us.

     Funds necessary to meet subscriber acquisition and retention costs will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional capital in the future to meet these requirements. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.

     In addition to our DBS business plan, EchoStar has conditional licenses and pending FCC applications for a number of fixed satellite service (“FSS”) Ku-band, Ka-band and extended Ku-band satellites. EchoStar may need to raise additional capital to construct, launch, and insure satellites and complete these systems and other satellites it may in the future apply to operate. There can be no assurance that additional financing will be available on acceptable terms, or at all.

     We also have substantial satellite-related payment obligations. During March 2003 we entered into a satellite service agreement with SES Americom for all of the capacity on a new FSS satellite. We also agreed to lease all of the capacity on an existing in-orbit FSS satellite beginning August 1, 2003 and continuing at least until the new satellite is launched, currently scheduled to occur during the second half of 2004. The ten-year satellite service agreement is renewable by us on a year-to-year basis following the initial term. We are required to make monthly payments to SES Americom for the period of time we utilize the existing in-orbit FSS satellite and also for the new satellite for the ten-year period following its launch. During August 2003, we exercised our option under the SES Americom agreement to also lease for an initial ten-year term all of the capacity on a new DBS satellite at an orbital location to be determined at a future date. We anticipate that this satellite will be launched during the fourth quarter of 2005.

     During February 2004, we entered into two additional satellite service agreements for capacity on FSS satellites. Pending the successful launch and entry into service of the previously described new FSS satellite, the satellite under the first of these agreements is scheduled for launch during the first half of 2005. The satellite under the second of these agreements is planned for launch during the second half of 2006 and is contingent upon, among other things, obtaining necessary regulatory approvals.

     As a result of these satellite service agreements, our obligations for payments related to satellites have increased substantially. While in certain circumstances the dates on which we are obligated to make these payments could be delayed, the aggregate amount due under all of our existing satellite-related contracts, including among other things, satellite leases, in-orbit payments to satellite manufacturers and tracking, telemetry and control payments, is expected to be approximately $147.4 million during 2004, $107.8 million during 2005, $154.8 million during 2006, $199.0 million during 2007, $198.9 million during 2008, and $1.6 billion thereafter. These amounts will increase further to the extent we procure insurance for our satellites or contract for the construction, launch or lease of additional satellites.

Our business depends substantially on FCC licenses that can expire or be revoked or modified and applications that may not be granted; certain other Communications Act provisions and recent regulatory developments could affect our business plans..

     The FCC grants licenses and related authorizations to DBS operators that meet its legal, technical and financial qualification requirements. These licenses and authorizations are subject to numerous conditions imposed by the FCC, including, among other things, satisfaction of ongoing due diligence obligations, construction milestones, reporting and other requirements. In addition, the FCC must grant approval for the relocation of satellites to different orbital locations or the replacement of an existing satellite with a new satellite.

     If the FCC were to cancel, revoke, suspend or fail to renew any of our licenses or authorizations, it could have a material adverse effect on our financial condition, profitability and cash flows. Specifically, loss of a frequency authorization would reduce the amount of spectrum available to us, potentially reducing the amount of programming and other services available to our subscribers. The materiality of such a loss of authorizations would vary based upon, among other things, the location of the frequency used or the availability of replacement spectrum. In addition, Congress often considers and enacts legislation that could affect us, and FCC proceedings to implement the Communications Act and enforce its regulations are ongoing. We cannot predict the outcomes of these legislative or regulatory proceedings or their effect on our business. Please carefully review the regulatory disclosures—Government Regulation.”

We may be unable to manage rapidly expanding operations.

     If we are unable to manage our growth effectively, it could have a material adverse effect on our business and results of operations. To manage our growth effectively, we must, among other things, continue to develop our internal and external sales forces, installation capability, customer service operations and information systems, and maintain our relationships with third-party vendors. We also need to continue to expand, train and manage our employee base, and our management personnel must assume even greater levels of responsibility. If we are unable to continue to manage growth effectively, we may experience a decrease in subscriber growth and an increase in churn, which could have a material adverse effect on our financial condition, profitability and cash flows.

We cannot be certain that we will sustain profitability.

     Due to the substantial expenditures necessary to complete construction, launch and deployment of our direct broadcast satellite system and to obtain and service DISH Network customers, we have in the past sustained significant losses. If we do not have sufficient income or other sources of cash, our ability to service our debt and pay our other obligations could be affected. While we had net income of $31.7 million, $46.9 million and $319.6 million for the years ended December 31, 2001, 2002 and 2003 respectively, we can provide no assurance that we will be able to sustain this profitability. Improvements in our results of operations will depend largely upon our ability to increase our customer base while maintaining our price structure, effectively managing our costs and controlling churn. We cannot assure you that we will be effective with regard to these matters.

Our satellites are subject to risks related to launch.

     Satellite launches are subject to significant risks, including launch failure, incorrect orbital placement or improper commercial operation. Certain launch vehicles that may be used by us have either unproven track records or have experienced launch failures in the past. The risks of launch delay and failure are usually greater when the launch vehicle does not have a track record of previous successful flights. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take more than two years, and to obtain other launch opportunities. Such significant delays could materially adversely affect our ability to generate revenues. If we were unable to obtain launch insurance, or obtain launch insurance at rates we deem commercially reasonable, and a significant launch failure were to occur, it could have a material adverse effect on our ability to generate revenues and fund future satellite procurement and launch opportunities. In addition, the occurrence of future launch failures may materially adversely affect our ability to insure the launch of our satellites at commercially reasonable premiums, if at all. See “— We currently have no traditional commercial insurance coverage on our satellites and we may be unable to settle outstanding claims with insurers.”

Our satellites are subject to significant operational risks.

     Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of various factors, such as satellite manufacturer’s errors, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh environment of space.

     Although we work closely with the satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of many critical components in the satellites, we cannot assure you that we will experience no anomalies in the future, whether of the types described above or arising from the failure of other systems or components.

     Any single anomaly or series of anomalies could materially adversely affect our operations and revenues and our relationship with current customers, as well as our ability to attract new customers for our direct broadcast satellites and other satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly. Anomalies may also reduce the expected useful life of a satellite, thereby reducing the revenue that could be generated by that satellite, or create additional expenses due to the need to provide replacement or back-up satellites. Finally, the occurrence of anomalies may materially adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. Please carefully review the disclosures relating to satellite anomalies contained in our enclosed Annual Report on Form 10-K under the caption “Item 1 Business—Satellites.”

     Meteoroid events pose a potential threat to all in-orbit geosynchronous satellites. The probability that meteoroids will damage those satellites increases significantly when the Earth passes through the particulate stream left behind by comets. Occasionally, increased solar activity poses a potential threat to all in-orbit satellites.

     Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft, including our satellites. We may be required to perform maneuvers to avoid collisions and these maneuvers may prove unsuccessful or could reduce the useful life of the satellite through the expenditure of fuel to perform these maneuvers. The loss, damage or destruction of any of our satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event could have a material adverse effect on our business.

Our satellites have minimum design lives of 12 years, but could fail or suffer reduced capacity before then.

     Our ability to earn revenue depends on the usefulness of our satellites. Each satellite has a limited useful life. A number of factors affect the useful lives of the satellites, including, among other things, the quality of their construction, the durability of their component parts, the ability to continue to maintain proper orbit and control over the satellite’s functions, the efficiency of the launch vehicle used, and the remaining on-board fuel following orbit insertion. Generally, the minimum design life of each of our satellites is 12 years. We can provide no assurance, however, as to the actual useful lives of the satellites.

     In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that we could obtain such FCC approval. If we choose to use a satellite in this manner, this use could adversely affect our ability to meet the operation deadlines associated with our authorizations. Failure to meet those deadlines could result in the loss of such authorizations, which would have an adverse effect on our ability to generate revenues.

We currently have no traditional commercial insurance coverage on our satellites and we may be unable to settle outstanding claims with insurers.

     As a result of the failure of EchoStar IV’s solar arrays to fully deploy and the failure of 38 transponders to date, a maximum of 6 of the 44 transponders (including spares) on EchoStar IV are available for use at this time. In addition to transponder and solar array failures, EchoStar IV experienced anomalies affecting its thermal systems and propulsion system. There can be no assurance that further material degradation, or total loss of use, of EchoStar IV will not occur in the immediate future. EchoStar IV is currently located at the 157 degree orbital location.

     In September 1998, we filed a $219.3 million insurance claim for a total loss under the launch insurance policies covering EchoStar IV. The satellite insurance consists of separate substantially identical policies with different carriers for varying amounts that, in combination, create a total insured amount of $219.3 million.

     The insurance carriers offered us a total of approximately $88.0 million, or 40.0% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers assert, among other things, that EchoStar IV was not a total loss, as that term is defined in the policy, and that we did not abide by the exact terms of the insurance policies. We strongly disagree and filed arbitration claims against the insurers for breach of contract, failure to pay a valid insurance claim and bad faith denial of a valid claim, among other things. Due to individual forum selection clauses in certain of the policies, we are pursuing our arbitration claim against Ace Bermuda Insurance Ltd. in London, England, and our arbitration claims against all of the other insurance carriers in New York, New York. The New York arbitration commenced on April 28, 2003, and the Arbitration Panel has now conducted approximately thirty-five days of hearings.. The parties to the London arbitration have agreed to stay that proceeding pending a ruling in the New York arbitration. There can be no assurance that we will receive the amount claimed in either the New York or the London arbitrations or, if we do that we will retain title to EchoStar IV with its reduced capacity.

     At the time we filed our claim in 1998, we recognized an initial impairment loss of $106.0 million to write-down the carrying value of the satellite and related costs, and simultaneously recorded an insurance claim receivable for the same amount. We will have to reduce the amount of this receivable if a final settlement is reached for less than this amount. In addition, during 1999, we recorded an impairment loss of approximately $16.0 million as a charge to earnings to further write-down the carrying value of the satellite.

     As a result of the thermal and propulsion system anomalies, we reduced the estimated remaining useful life of EchoStar IV to approximately four years during January 2000 and EchoStar IV is fully depreciated as of December 31, 2003. We will continue to evaluate the performance of EchoStar IV and may modify its loss assessment as new events or circumstances develop.

     The indentures related to certain of our senior notes contain restrictive covenants that currently require us to maintain satellite insurance with respect to the depreciated cost of three of our satellites . We have been unable to obtain in-orbit insurance on any of our satellites on terms acceptable to us. As a result, we are currently self-insuring these satellites. To satisfy insurance covenants related to our senior notes, we have reclassified an amount equal to the depreciated cost of three of our satellites from cash and cash equivalents to cash reserved for satellite insurance on our balance sheet. As of December 31, 2003, cash reserved for satellite insurance totaled approximately $176.8 million. Effective February 2, 2004, as a result of our redemption of 93/8% Senior Notes due 2009, our obligation to reserve for satellite insurance declined from the depreciated cost of five of our satellites to the depreciated cost of three of our satellites. As an indirect result of this redemption, during February 2004, we were able to reduce our reserve and reclassify approximately $57.2 million, representing the depreciated value of two of our satellites, from cash reserved for satellite insurance to cash and cash equivalents We will continue to reserve cash for satellite insurance on our balance sheet until such time, if ever, as we again insure our satellites, or until the covenants requiring the insurance are no longer applicable.

Complex technology used in our business could become obsolete.

     Our operating results are dependent to a significant extent upon our ability to continue to introduce new products and services on a timely basis and to reduce costs of our existing products and services. We may not be able to successfully identify new product or service opportunities or develop and market these opportunities in a timely or cost-effective manner. The success of new product development depends on many factors, including proper identification of customer need, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.

     Technology in the subscription television and satellite services industries changes rapidly as new technologies are developed, which could cause our services and products to become obsolete. We and our suppliers may not be able to keep pace with technological developments. If the new technologies on which we intend to focus our research and development investments fail to achieve acceptance in the marketplace, we could suffer a material adverse effect on our future competitive position that could cause a reduction in our revenues and earnings. We may also be at a competitive disadvantage in developing and introducing complex new products and technologies because of the substantial costs we may incur in making these products or technologies available across our installed base of over 9.4 million subscribers. For example, our competitors could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after substantial research and development costs, one or more of the technologies under our development or any of our strategic partners could become obsolete prior to its introduction. In addition, delays in the delivery of components or other unforeseen problems in our DBS system or other satellite services may occur that could materially adversely affect our ability to generate revenue, offer new services and remain competitive.

     Technological innovation is important to our success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We may not be able to attract and retain these employees. If we are unable to attract and maintain technically skilled employees, our competitive position could be materially adversely affected.

We depend on a small number of receiver manufacturers; we may be adversely affected by product shortages.

     Sanmina-SCI Corporation (formerly known as SCI Systems, Inc.), a high-volume contract electronics manufacturer, is the primary manufacturer of our receiver systems. JVC, Thomson Multimedia, S.A. and Celetron USA, Inc. also manufacture some of our receiver systems. Subscriber additions during the second half of 2003 were negatively impacted by delays in the delivery of several newly developed products in the third and fourth quarter of 2003. These delays resulted in a temporary product shortage, which continued into the first quarter of 2004, and further resulted in continuing product installation delays. Product shortages and installation delays could cause us to lose potential future subscribers to our DISH Network service.

We rely on key personnel.

     We believe that our future success will depend to a significant extent upon the performance of Charles W. Ergen, our Chairman and Chief Executive Officer. The loss of Mr. Ergen or of certain other key executives could have a material adverse effect on our business. We do not maintain “key man” insurance. Although all of our executives have executed agreements limiting their ability to work for or consult with competitors if they leave us, we do not have employment agreements with any of them.

Our parent is controlled by one principal stockholder.

     We are a 100% owned indirect subsidiary of ECC. Charles W. Ergen, ECC’s Chairman and Chief Executive Officer, currently beneficially owns approximately 50% of ECC’s total equity securities and possesses approximately 91% of the total voting power. Thus, Mr. Ergen has the ability to elect a majority of ECC’s directors and to control all other matters requiring the approval of its stockholders.

We may not be aware of certain foreign government regulations.

     Because regulatory schemes vary by country, we may be subject to regulations in foreign countries of which we are not presently aware. If that were to be the case, we could be subject to sanctions by a foreign government that could materially adversely affect our ability to operate in that country. We cannot assure you that any current regulatory approvals held by us are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis or at all, in all jurisdictions in which we wish to operate new satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate satellites internationally could have a material adverse effect on our ability to generate revenue and our overall competitive position.

     We, our customers and companies with which we do business may be required to have authority from each country in which we or they provide services or provide our customers use of our satellites. Because regulations in each country are different, we may not be aware if some of our customers and/or companies with which we do business do not hold the requisite licenses and approvals.

Our business relies on intellectual property, some of which is owned by third parties, and we may inadvertently infringe their patents and proprietary rights.

     Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we may be required to cease developing or marketing those products, to obtain licenses from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, it may not allow us to use its intellectual property at any price, which could adversely affect our competitive position.

     We cannot assure you that we are aware of all intellectual property rights that our products may potentially infringe. In addition, the prosecutions histories of patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation.

     We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on net income, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results. We are currently being sued in patent infringement actions by, among others, TiVo, Inc.. We cannot be certain the courts will conclude these entities do not own the rights they claim, our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.

Our local programming strategy faces uncertainty.

     The Satellite Home Viewer Improvement Act of 1999, or SHVIA, generally gives satellite companies a statutory copyright license to retransmit local broadcast channels by satellite back into the market from which they originated subject to obtaining the retransmission consent of the local network station. If we fail to reach retransmission consent agreements with broadcasters , we cannot carry their signals. This could have an adverse effect on our strategy to compete with cable and other satellite companies, which provide local signals. SHVIA requires broadcasters to negotiate retransmission consent agreements in good faith. The FCC has promulgated rules governing broadcasters’ good faith negotiation obligation. These rules allow satellite providers to file complaints with the FCC against broadcasters for violating the duty to negotiate retransmission consent agreements in good faith. While we have been able to reach retransmission consent agreements with most local network stations in markets where we currently offer local channels by satellite, roll-out of local channels in additional cities will require that we obtain additional retransmission agreements. We cannot be sure that we will secure these agreements or that we will secure new agreements upon the expiration of our current retransmission consent agreements, some of which are short term.

     During March 2004, we were unable to reach an acceptable agreement with Viacom to renew our contracts to carry CBS owned and operated local stations and cable channels and we therefore stopped distributing those Viacom channels for approximately two days. This dispute has since been resolved. As a result of this dispute, we will have a temporary increase in subscriber churn during the first quarter of 2004. While there can be no assurance, the Viacom dispute is not expected to have a material effect on overall net subscriber additions in 2004.

“Must carry” will negatively affect our ability to offer local network stations.

     SHVIA has imposed “must carry” requirements on DBS providers, and the FCC has adopted detailed “must carry” rules applicable to us. These rules generally require that satellite distributors carry all the local broadcast stations requesting carriage in a timely and appropriate manner in areas where they choose to offer local programming, not just the four major networks. Since we have limited capacity, the number of markets in which we can offer local programming is reduced by the “must carry” requirement to carry large numbers of stations in each market we serve. The legislation also includes provisions which could expose us to material monetary penalties, and permanent prohibitions on the sale of all local and distant network channels, based on inadvertent violations of the legislation, prior law, or the FCC rules. Imposition of these penalties would have a material adverse effect on our business operations generally.

     Several “must carry” complaints by broadcasters against us are pending at the FCC. The FCC has ruled against us in certain of these proceedings, and we cannot be sure that the FCC will rule in our favor in other pending or future proceedings. Such a ruling could result in a decrease in the number of local areas where we can offer local network programming. This in turn could increase churn in those markets and preclude us from offering local network channels in new markets, thereby reducing our competitiveness.

     Furthermore, we cannot be sure that the FCC will not interpret or implement its rules in such a manner as to inhibit our use of a two-dish solution to comply with the “must carry” requirements. The National Association of Broadcasters and Association of Local Television Stations filed an emergency petition during 2002 asking the FCC to modify or clarify its rules to prohibit or hamper our compliance plan. In response, during April 2002, a bureau of the FCC issued a declaratory ruling and order finding that our compliance plan violated certain provisions of SHVIA and the FCC’s “must carry” regulations. Challenges to the April 2002 order have been filed by various parties, including one by us, and are presently pending.

     During April 2002, the FCC bureau also issued an order granting in part numerous complaints filed against us by individual broadcast stations that claimed violations of the “must carry” requirements similar to those addressed in the prior April 2002 order. Depending upon the ultimate outcome of these proceedings (including the extent to which our compliance reports are accepted), further orders by the bureau or by the FCC itself could result in a decrease in the number of local areas where we will offer local network programming until new satellites are launched. This, in turn, could significantly increase the churn of subscribers in those areas where local network programming is no longer offered and impair our ability to gain new subscribers in those areas, which could materially adversely affect our financial performance. We could also be exposed to damage claims if we are found by any court to have violated the “must carry” requirements, which could materially adversely affect our financial position.

     In addition, while the FCC has decided for now not to impose on satellite carriers “must carry” for high definition television stations or dual digital/analog carriage obligations — i.e., additional requirements in connection with the carriage of digital television stations that go beyond carriage of one signal (whether analog or standard definition digital) for each station, the FCC still has pending rulemaking proceedings on these matters. These proceedings may result in further, even more onerous, digital carriage requirements.

Impediments to retransmission of distant broadcast signals; our distant programming strategy faces uncertainty.

     The Copyright Act, as amended by SHVIA, permits satellite retransmission of distant network channels only to “unserved households.” An example of a distant station retransmission is a Los Angeles network station retransmitted by satellite to a subscriber outside of Los Angeles. That subscriber qualifies as an “unserved household” if he or she cannot receive, over the air, a signal of sufficient intensity (“Grade B” intensity) from a local station affiliated with the same network.

     SHVIA has also established a process whereby consumers predicted to be served by a local station may request that this station waive the unserved household limitation so that the requesting consumer may receive distant signals by satellite. If the waiver request is denied, SHVIA entitles the consumer to request an actual test, with the cost to be borne by either the satellite carrier, such as us, or the broadcast station depending on the results. The testing process required by the statute can be very costly..

     In addition, SHVIA has affected, and continues to affect, us adversely in several other respects. The legislation prohibits us from carrying more than two distant signals for each broadcasting network and leaves the FCC’s Grade B intensity standard unchanged without future legislation. The FCC rules mandated by SHVIA require us to delete substantial programming (including sports programming) from these signals. Although we have implemented certain measures in our effort to comply with these rules, these requirements have significantly hampered, and may further hamper, our ability to retransmit distant network and superstation signals. The burdens the rules impose upon us may become so onerous that we may be required to substantially alter, or stop retransmitting, many or all superstation signals. In addition, the FCC’s sports blackout requirements, which apply to all distant network signals, may require costly upgrades to our system. Furthermore, the statutory license for retransmitting distant stations is set to expire on December 31, 2004, and we cannot be sure that Congress will extend that license. If the license is not extended, we will effectively be unable to retransmit distant stations altogether.

TV networks oppose our strategy of delivering distant network signals

     Until July 1998, we obtained feeds of distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to its customers through PrimeTime 24. In December 1998, the United States District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with the injunction.

     In October 1998, we filed a declaratory judgment action against ABC, NBC, CBS and FOX in the United States District Court for the District of Colorado. We asked the Court to find that our method of providing distant network programming did not violate the Satellite Home Viewer Act and hence did not infringe the networks’ copyrights. In November 1998, the networks and their affiliate association groups filed a complaint against us in Miami Federal Court alleging, among other things, copyright infringement. The Court combined the case that we filed in Colorado with the case in Miami and transferred it to the Miami Federal Court.

     In February 1999, the networks filed a Motion for Temporary Restraining Order, Preliminary Injunction and Contempt Finding against DirecTV, Inc. in Miami related to the delivery of distant network channels to DirecTV customers by satellite. DirecTV settled that lawsuit with the networks. Under the terms of the settlement between DirecTV and the networks, some DirecTV customers were scheduled to lose access to their satellite-provided distant network channels by July 31, 1999, while other DirecTV customers were to be disconnected by December 31, 1999. Subsequently, substantially all providers of satellite-delivered network programming other than us agreed to this cut-off schedule, although we do not know if they adhered to this schedule.

     In April 2002, we reached a private settlement with ABC, Inc., one of the plaintiffs in the litigation and jointly filed a stipulation of dismissal. In November 2002, we reached a private settlement with NBC, another of the plaintiffs in the litigation and jointly filed a stipulation of dismissal. On March 10, 2004, we reach a private settlement with CBS, another of the plaintiffs in the litigation and joint filed a stipulation of dismissal. We have also reached private settlements with many independent stations and station groups. We were unable to reach a settlement with five of the original eight plaintiffs. Fox and the associations affiliated with each of the four networks.

     The trial took place during April 2003, and the District Court issued its final judgment in June 2003. The District Court found that, with one exception, our current distant network qualification procedures comply with the law. We have revised its procedures to comply with the District Court’s Order. Although the plaintiffs asked the District Court to enter an injunction precluding us from selling any local or distant network programming, the District Court refused. While the networks did not claim monetary damages and none were awarded, the plaintiffs were awarded approximately $4.8 million in attorney fees. We intend to appeal this award even though the amount is substantially less than the amount sought by the plaintiffs.

     The District Court’s injunction requires us to use a computer model to requalify, as of June 2003, all of our subscribers who receive ABC, NBC, CBS or Fox programming by satellite from a market other than the city in which the subscriber lives. The Court also invalidated all waivers historically provided by network stations. These waivers, which have been provided by stations for the past several years through a third party automated system, allow subscribers who believe the computer model improperly disqualified them for distant network channels to nonetheless receive those channels by satellite. Further, even though the Satellite Home Viewer Improvement Act provides that certain subscribers who received distant network channels prior to October 1999 can continue to receive those channels through December 2004, the District Court terminated the right of EchoStar’s grandfathered subscribers to continue to receive distant network channels.

     We believe the District Court made a number of errors and have appealed the District Court’s decision. The plaintiffs have cross-appealed. The Court of Appeals granted our request to stay the injunction until our appeal is decided. Oral arguments were held on February 26, 2004. It is not possible to predict how or when the Court of Appeals will rule on the merits of our appeal.

     If the Court of Appeals upholds the injunction, and if we do not reach private settlement agreements with additional stations, we will attempt to assist subscribers in arranging alternative means to receive network channels, including migration to local channels by satellite where available, and free off air antenna offers in other markets. However, we cannot predict with any degree of certainty how many subscribers will cancel their primary DISH Network programming as a result of termination of their distant network channels. We could be required to terminate distant network programming to all subscribers if the plaintiffs prevail on their cross-appeal and we are permanently enjoined from delivering all distant network channels. Termination of distant network programming to subscribers would result in, among other things, a reduction in average monthly revenue per subscriber and a temporary increase in churn.

We depend on the Cable Act for access to others’ programming.

     We purchase a substantial percentage of our programming from cable-affiliated programmers. The Cable Act’s provisions prohibiting exclusive contracting practices with cable-affiliated programmers have been extended from October 2002 to October 2007, but this extension could be reversed. Upon expiration of those provisions, many popular programs may become unavailable to us, causing a loss of customers and adversely affecting our revenues and financial performance. Any change in the Cable Act and the FCC’s rules that permit the cable industry or cable-affiliated programmers to discriminate against competing businesses, such as ours, in the sale of programming could adversely affect our ability to acquire programming at all or to acquire programming on a cost-effective basis. We believe that the FCC generally has not shown a willingness to enforce the program access rules aggressively. As a result, we may be limited in our ability to obtain access (or non-discriminatory access) to programming from programmers that are affiliated with the cable system operators.

     Affiliates of certain cable providers have denied us access to sports programming they feed to their cable systems terrestrially, rather than by satellite.. To the extent that cable operators deliver additional programming terrestrially in the future, they may assert that this additional programming is also exempt from the program access laws. These restrictions on our access to programming could materially adversely affect our ability to compete in regions serviced by these cable providers.

We depend on others to produce programming.

     We depend on third parties to provide us with programming services. Our programming agreements have remaining terms ranging from less than one to up to ten years and contain various renewal and cancellation provisions. We may not be able to renew these agreements on favorable terms or at all, and these agreements may be canceled prior to expiration of their original term. If we are unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that we would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to our existing programming. In addition, programming costs may continue to increase. We may be unable to pass programming costs on to our customers which could have a material adverse effect on our financial condition, profitability and cash flows.

We depend on independent retailers to solicit orders for DISH network services.

     While we sell receiver systems and programming directly, independent retailers are responsible for most of our sales. We also sell EchoStar receiver systems through nationwide retailers and certain regional consumer electronic chains. If we are unable to continue our arrangements with these retailers, we cannot guarantee that we would be able to obtain other sales agents, thus adversely affecting our business.

There may be risks relating to our prior use of Arthur Andersen LLP as our independent public accountants.

     Our 2001 audited financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated by reference in this prospectus, were audited by Arthur Andersen LLP. Arthur Andersen LLP was indicted by the United States Department of Justice on federal obstruction of justice charges in early 2002 and was subsequently convicted of these charges. Arthur Andersen LLP has since ceased performing audits of public companies. The report of Arthur Andersen LLP covers our financial statements as of and for the year ended December 31, 2001, and the report included in our 2003 Form 10-K is a copy of the audit report previously issued by Arthur Andersen LLP in connection with our annual report on Form 10-K for the year ended December 31, 2001. Arthur Andersen LLP has not reissued such report. The conviction of Arthur Andersen LLP on obstruction of justice charges may adversely affect its ability to satisfy any claims that might arise in the future from its prior provision of auditing services to us, which may limit your rights in our securities, including the Notes.

We have restated our Financial Statements

     During February 2004, we consulted with the Securities and Exchange Commission (“SEC”) regarding our accrual for the replacement of smart cards. Those cards, which provide security that only paying customers can receive programming delivered by us, become obsolete as a result of piracy. During the consultation process, the SEC informed us that it believes we over reserved approximately $30.2 million for the replacement of certain smart cards. During prior years, ending 2002, we accrued the estimated cost to replace those cards, which are included in satellite receivers that we sell and lease to consumers. The SEC did not object to the accruals to replace the smart cards in satellite receivers sold to and owned by consumers. However, the SEC believes that we over reserved approximately $30.2 million on a pre-tax basis, for the replacement of smart cards in satellite receivers owned by us and leased to consumers.

     On March 12, 2004, the SEC informed us it would not object if we restated our financial statements for 2002 to record a reversal of the accruals for the replacement of these smart cards of approximately $4.2 million, $17.2 million and $8.8 million which were originally accrued in 2000, 2001 and through June 2002, respectively. As a result, we have restated our financial statements for 2002 to reduce previously reported Subscriber related expenses, operating losses and pre-tax losses by approximately $30.2 million.

Risks Related to the Notes

We have substantial indebtedness and depend upon our subsidiaries’ earnings to make payments on our indebtedness.

     As discussed under “Risk Factors — Risks Related to Our Business,” we have substantial debt service requirements that make us vulnerable to changes in general economic conditions. Our indentures restrict our and certain of our subsidiaries’ ability to incur additional debt. It may therefore be difficult for us to obtain additional debt if required or desired in order to implement our business strategy.

     Since we conduct substantial operations through subsidiaries, our ability to service our debt obligations may depend upon the earnings of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or other payments. We have few assets of significance other than the capital stock of our subsidiaries. Our subsidiaries are separate legal entities. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries will have a superior claim to certain of our subsidiaries’ assets. In addition, our subsidiaries’ ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. We cannot assure you that ECC or our subsidiaries will be able to pay dividends or otherwise contribute or distribute funds to us in an amount sufficient to pay the principal of or interest on the indebtedness owed by us.

The guarantees of the Notes by our subsidiaries may be subject to challenge.

     Our obligations under the Notes will be guaranteed jointly and severally by our principal operating subsidiaries. It is possible that if the creditors of the subsidiary guarantors challenge the subsidiary guarantees as a fraudulent conveyance under relevant federal and state statutes, under certain circumstances (including a finding that a subsidiary guarantor was insolvent at the time its guarantee of the Notes was issued), a court could hold that the obligations of a subsidiary guarantor under a subsidiary guarantee may be voided or are subordinate to other obligations of a subsidiary guarantor. In addition, it is possible that the amount for which a subsidiary guarantor is liable under a subsidiary guarantee may be limited. The measure of insolvency for purposes of the foregoing may vary depending on the law of the jurisdiction that is being applied. Generally, however, a company would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. The indentures governing the Notes will provide that the obligations of the subsidiary guarantors under the subsidiary guarantees will be limited to amounts that will not result in the subsidiary guarantees being a fraudulent conveyance under applicable law. See “Description of the Notes — Guarantees.”

We may be unable to repay or repurchase the Notes upon a change of control.

     There is no sinking fund with respect to the Notes, and the entire outstanding principal amount of the Notes will become due and payable at their respective maturity dates. If we experience a change of control, as defined, you may require us to repurchase all or a portion of your Notes prior to maturity. See “Description of the Notes — Change of Control Offer.” We may not have sufficient funds or be able to arrange for additional financing to repay the Notes at maturity or to repurchase Notes tendered to us following a change of control.

     The terms of our existing senior notes and the outstanding convertible notes of ECC may require us or them to offer to repurchase those securities upon a change of control of ECC, limiting the amount of funds available to us, if any, to repurchase the Notes. If we have insufficient funds to redeem all Notes that holders tender for purchase upon the occurrence of a change of control, and we are unable to raise additional capital, an event of default could occur under the indentures governing the Notes. An event of default could cause any other debt that we have to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the Notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all.

There may be no public market for the Notes; and the Notes are subject to restrictions on transfer.

     The Notes will be a new issue of securities with no established trading market. Although the initial purchasers have advised us that they currently intend to make a market in the Notes, they have no obligation to do so and may discontinue any market making at any time without notice. In addition, any market making activity will be subject to the limits imposed by the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) and may be limited during the pendency of any registration statement. Accordingly, we cannot assure you that any market for the Notes will develop or, if it does develop, that it will be maintained. If a trading market is established, various factors could have a material adverse effect on the trading of the Notes, including fluctuations in the prevailing interest rates. We expect the Notes will be eligible for trading in The PORTAL Market. We do not intend to apply for a listing of any of the Notes on any securities exchange or for quotation through the Nasdaq National Market. In addition, the Notes have not been registered under the Securities Act and will be subject to restrictions on resale.

THE EXCHANGE OFFER

Purpose of the exchange offer

     The sole purpose of the exchange offer is to fulfill our obligations with respect to the registration of the old notes. We originally issued and sold the old notes on October 2, 2003. We did not register those sales under the Securities Act, in reliance upon the exemption provided in section 4(2) of the Securities Act and Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale of the old notes, we agreed to file with the SEC an exchange offer registration statement relating to the exchange offer. Under the exchange offer registration statement, we will offer the Notes, consisting of a new series of our notes and containing substantially identical terms to the corresponding series of the old notes, except as set forth in this prospectus, in exchange for the corresponding series of the old notes.

How to determine if you are eligible to participate in the exchange offer

     We hereby offer to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying it, $1,000 in principal amount of Notes for each $1,000 in principal amount of the corresponding series of our old notes that you hold. The terms of the Notes are substantially identical to the terms of the corresponding series of the old notes that you may exchange pursuant to this exchange offer, except that, generally, you may freely transfer the Notes, and you will not be entitled to certain registration rights and certain other provisions which are applicable to the old notes under the registration rights agreement. Each series of Notes will be entitled to the benefits of its respective indenture. See “Description of the Notes.”

     We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     We are not making the exchange offer conditional upon the holders tendering, or us accepting, any minimum aggregate principal amount of old notes.

     Based on our view of interpretations set forth in no-action letters that the staff of the SEC has issued to third parties, we believe that you may resell or transfer Notes issued pursuant to the exchange offer in exchange for the old notes, unless you are an “affiliate” of the company, a broker-dealer who acquired old notes directly from the company or a broker-dealer who acquired old notes as a result of market-making or other trading activities. We believe that you may resell or transfer such Notes without compliance with the registration and prospectus delivery provisions of the Securities Act only if you acquired such Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Notes.

     If our belief is inaccurate, you may incur liability under the Securities Act if you transfer any Note that we issue to you in the exchange offer and you do not deliver a prospectus meeting the requirements of the Securities Act or you do not have an exemption from registration of your old notes from such requirements. We do not assume or indemnify you against such liability.

     If you are a broker-dealer that resells Notes that you received for your own account pursuant to the exchange offer, and if you participate in a distribution of the Notes, you may be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Notes and any commissions or concessions you receive may be underwriting compensation under the Securities Act. If you are a broker-dealer who acquires old notes as a result of market-making or other trading activities, you may use this prospectus, as supplemented or amended, in connection with resales of the Notes. We have agreed that, for a period of one year after we consummate the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. If you tender old notes in the exchange offer for the purpose of participating in a distribution of the Notes, or if you cannot rely upon such interpretations, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     If you are tendering old notes, we will not require you to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes pursuant to the exchange offer. Each of the Notes will bear interest from October 2, 2003. If we accept your old notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the old notes from April 2, 2004 to the date of the issuance of the Notes. Interest on the Fixed Rate Notes is payable semiannually in arrears on April 1 and October 1 of each year, accruing from April 2, 2004. Interest on the Floating Rate Notes is payable quarterly on January 1, April 1, July 1 and October 1 of each year, accruing from April 2, 2004.

Information about the expiration date of the exchange offer and changes to it

     The exchange offer expires on the expiration date, which is 5:00 p.m., Eastern Standard Time, on    , 2004, unless we, in our sole discretion, extend the period during which the exchange offer is open. If we extend the expiration date for the exchange offer, the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank National Association, which is the exchange agent, and by timely public announcement communicated by no later than 5:00 p.m. Eastern Standard Time on the next business day following the expiration date, unless applicable law or regulation requires otherwise, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all old notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.

     The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events set forth below under “We may modify or terminate the exchange offer under some circumstances” have occurred and we have not waived them. We also reserve the right to amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes. If we terminate or amend the exchange offer, we will notify the exchange agent in writing and will either issue a press release or give written notice to you as a holder of the old notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., Eastern Standard Time, on the expiration date, we will exchange the Notes for old notes on the exchange date.

     We will mail this prospectus and the related letter of transmittal and other relevant materials to you as a record holder of old notes and we will furnish these items to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

How to tender your old notes

     If you tender to us any of your old notes pursuant to one of the procedures set forth below, that tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions that we describe below and in the letter of transmittal for the exchange offer.

     You may tender old notes by properly completing and signing the letter of transmittal or a facsimile of it. All references in this prospectus to the “letter of transmittal” include a facsimile of the letter. You must deliver it, together with the certificate or certificates representing the old notes that you are tendering and any required signature guarantees, or a timely confirmation of a book-entry transfer pursuant to the procedure that we describe below, to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date. You may also tender old notes by complying with the guaranteed delivery procedures that we describe below.

     Your signature does not need to be guaranteed if you registered your old notes in your name, you will register the Notes in your name and you sign the letter of transmittal. In any other case, the registered holder of your notes must endorse them or send them with duly executed written instruments of transfer in the form satisfactory to us. Also, an “eligible institution,” such as a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee the signature on the endorsement or instrument of transfer. If you want us to deliver the Notes or non-exchanged old notes to an address other than that of the registered holder appearing on the note register for the old notes, an “eligible institution” must guarantee the signature on the letter of transmittal.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender old notes, you should contact the registered holder promptly and instruct the holder to tender old notes on your behalf. If you wish to tender your old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or follow the procedures described in the immediately preceding paragraph. Transferring record ownership from someone else’s name to your name may take considerable time.

How to tender if you hold your old notes through a broker or other institution and you do not have the actual old notes

     Any financial institution that is a participant in DTC’s systems may make book-entry delivery of your old notes by causing DTC to transfer your old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although you may deliver your old notes through book-entry transfer at DTC, you still must send the letter of transmittal, with any required signature guarantees and any other required documents, to the exchange agent at the address specified on the back cover of this prospectus on or prior to the expiration date and the exchange agent must receive these documents on time. If you will not be able to send all the documents on time, you can still tender your old notes by using the guaranteed delivery procedures described below.

     You assume the risk of choosing the method of delivery of old notes and all other documents. If you send your old notes and your document by mail, we recommend that you use registered mail, return receipt requested, you obtain proper insurance, and you mail these items sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

     If you do not provide your taxpayer identification number, which is your social security number or employer identification number, as applicable, and certify that such number is correct, the exchange agent will withhold 31% of the gross proceeds otherwise payable to you pursuant to the exchange offer, unless an exemption applies under the applicable law and regulations concerning “backup withholding” of federal income tax. You should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and you prove it in a manner satisfactory to us and the exchange agent.

How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us

     If you desire to accept the exchange offer, and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date, you may tender your old notes if the exchange agent has received at its office listed on the letter of transmittal on or prior to the expiration date a letter, telegram or facsimile transmission from an eligible institution setting forth your name and address, the principal amount of the old notes that you are tendering, the names in which you registered the old notes and, if possible, the certificate numbers of the old notes that you are tendering.

     The eligible institution’s correspondence to the exchange agent must state that the correspondence constitutes the tender and guarantee that within three New York Stock Exchange trading days after the date that the eligible institution executes such correspondence, the eligible institution will deliver the old notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal and any other required documents. We may, at our option, reject the tender if you do not tender your old notes and accompanying documents by either the above-described method or by a timely book-entry confirmation, and if you do not deposit your old notes and tender documents with the exchange agent within the time period set forth above. Copies of a notice of guaranteed delivery that eligible institutions may use for the purposes described in this paragraph are available from the exchange agent.

     Valid receipt of your tender will occur as of the date when the exchange agent receives your properly completed letter of transmittal, accompanied by either the old notes or a timely book-entry confirmation. We will issue Notes in exchange for old notes that you tendered pursuant to a notice of guaranteed delivery or correspondence to similar effect as described above by an eligible institution only against deposit of the letter of transmittal, any other required documents and either the tendered old notes or a timely book-entry confirmation.

We reserve the right to determine validity of all tenders

     We will be the sole judge of all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of your tender of old notes and our judgment will be final and binding. We reserve the absolute right to reject any or all of your tenders that are not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in your case. Neither we, the exchange agent nor any other person will be under any duty to give you notification of any defects or irregularities in tenders nor shall any of us incur any liability for failure to give you any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

To participate, you must complete the letter of transmittal certifying information about yourself

     By tendering old notes and executing the letter of transmittal, you certify that the following:

•	you are not our “affiliate”;

•	you are not a broker-dealer that owns old notes you acquired directly from us or our affiliate; and

•	you are acquiring the Notes we are offering hereby in the ordinary course of your business and that you have no arrangement with any person to participate in the distribution of such Notes.

If you cannot certify the foregoing, you may certify that you are an affiliate of us or of the initial purchasers of the old notes, and you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to you.

     By tendering old notes for exchange, you will exchange, assign and transfer the old notes to us and irrevocably appoint the exchange agent as your agent and attorney-in-fact to assign, transfer and exchange the old notes. You will also represent and warrant that you have full power and authority to tender, exchange, assign and transfer the old notes and to acquire Notes issuable upon the exchange of such tendered old notes. The letter of transmittal requires you to agree that, when we accept your old notes for exchange, we will acquire good and unencumbered title to them, free and clear of all liens, restrictions, charges and encumbrances and that they are not subject to any adverse claim.

     You will also warrant that you will, upon our request, execute and deliver any additional documents that we believe are necessary or desirable to complete the exchange, assignment and transfer of your tendered old notes. You must further agree that our acceptance of any tendered old notes and the issuance of Notes in exchange for them will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under that agreement, except in certain limited circumstances. All authority conferred by you will survive your death or incapacity and every obligation of you shall be binding upon your heirs, legal representatives, successors, assigns, executors and administrators.

If you tender old notes pursuant to the exchange offer, you may withdraw them at any time prior to the expiration date

     For your withdrawal to be effective, the exchange agent must timely receive your written or fax notice of withdrawal prior to the expiration date at the exchange agent’s address set forth on page    of this prospectus. Your notice of withdrawal must specify the following information:

•	The person named in the letter of transmittal as tendering old notes you are withdrawing;

•	The certificate numbers of old notes you are withdrawing;

•	The principal amount of old notes you are withdrawing;

•	A statement that you are withdrawing your election to have us exchange such old notes; and

•	The name of the registered holder of such old notes, which may be a person or entity other than you, such as your broker-dealer.

The person or persons who signed your letter of transmittal, including any eligible institutions that guaranteed signatures on your letter of transmittal, must sign the notice of withdrawal in the same manner as their original signatures on the letter of transmittal including any required signature guarantees. If such persons and eligible institutions cannot sign your notice of withdrawal, you must send it with evidence satisfactory to us that you now hold beneficial ownership of the old notes that you are withdrawing. The exchange agent will return the properly withdrawn old notes promptly following receipt of notice of withdrawal. We will determine all questions as to the validity of notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.

How we will either exchange your old notes for Notes or return them to you

     On the exchange date, we will determine which old notes the holders validly tendered, and we will issue Notes in exchange for the validly tendered old notes. The exchange agent will act as your agent for the purpose of receiving Notes from us and sending the old notes to you in exchange for Notes promptly after acceptance of the tendered old notes. If we do not accept your old notes for exchange, we will return them without expense to you. If you tender your old notes by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above, we do not accept your old notes for exchange, DTC will credit your non-exchanged old notes to an account maintained with DTC. In either case, we will return your non-exchanged old notes to you promptly following the expiration of the exchange offer.

We may modify or terminate the exchange offer under some circumstances

     We are not required to issue Notes in respect of any properly tendered old notes that we have not previously accepted and we may terminate the exchange offer or, at our option, we may modify or otherwise amend the exchange offer. If we terminate the exchange offer, it will be by oral or written notice to the exchange agent and by timely public announcement communicated no later than 5:00 p.m. on the next business day following the expiration date, unless applicable law or regulation requires us to terminate the exchange offer in the following circumstances:

•	Any court or governmental agency brings a legal action seeking to prohibit the exchange offer or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept any of the old notes for exchange offer; or

•	Any government or governmental authority, domestic or foreign, brings or threatens any law or legal action that in our sole judgment, might directly or indirectly result in any of the consequences referred to above; or, if in our sole judgment, such activity might result in the holders of Notes having obligations with respect to resales and transfers of Notes that are greater than those we described above in the interpretations of the staff of the SEC or would otherwise make it inadvisable to proceed with the exchange offer; or

•	A material adverse change has occurred in our business, condition (financial or otherwise), operations or prospects.

     The foregoing conditions are for our sole benefit and we may assert them with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to such condition. We also reserve the right to waive these conditions in whole or in part at any time or from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be a waiver of any such right, and each right will be an ongoing right that we may assert at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

     Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

     In addition, we will not accept for exchange any tendered old notes, and we will not issue Notes in exchange for any such old notes, if at that time there is, or the SEC has threatened, any stop order with respect to the registration statement that this prospectus is a part of, or if qualification of the indentures is required under the Trust Indenture Act of 1939.

Where to send your documents for the exchange offer

     We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You must send your letter of transmittal to the exchange agent at:

U.S. Bank National Association Attention: Specialized Finance Department 60 Livingston Avenue St. Paul, Minnesota 55107 Telephone: (800) 934-6802 Facsimile: (651) 495-8158

     If you send your documents to any other address or fax number, you will have not validly delivered them and you will not receive Notes in exchange for your old notes. We will return your old notes to you.

We are paying our costs for the exchange offer

     We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses that they incur in forwarding tenders for their customers. We will pay the expenses incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting, investment banking and legal fees. We estimate that these fees are approximately $250,000.

     No person has been authorized to give you any information or to make any representations to you in connection with the exchange offer other than those that this prospectus contains.

     If anyone else gives you information or representations about the exchange offer, you should not rely upon that information or representation or assume that we have authorized it. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which this prospectus gives information. We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of old notes in any jurisdiction in which it is unlawful to make the exchange offer or to accept it. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of old notes in such jurisdiction. In any jurisdiction where the securities laws or blue sky laws require a licensed broker or dealer to make the exchange offer one or more registered brokers or dealers that are licensed under the laws of that jurisdiction is making the exchange offer on our behalf.

There are no dissenter or appraisal rights

     Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Federal income tax consequences to you

     Your exchange of old notes for Notes will not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Summary of Certain United States Federal Income Tax Considerations” below.

This is the only exchange offer for the old notes that we are required to make

     Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept the terms and conditions of it. You are urged to consult your financial and tax advisors in making your own decisions on what action to take with respect to the exchange offer. If you do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes under the indenture. All non-exchanged old notes will continue to be subject to the restriction on transfer set forth in the indenture. If we exchange old notes in the exchange offer, the trading market, if any, for any remaining old notes could be much less liquid.

     We may in the future seek to acquire non-exchanged old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not exchanged in the exchange offer.

DESCRIPTION OF THE NOTES

     Each series of Notes will be issued under a separate indenture, each dated as of October 2, 2003 and each as amended by a First Supplemental Indenture dated as of December 31, 2003. We, along with the Guarantors and U.S. Bank National Association, as trustee, are parties to each of the indentures (collectively, the “Indentures”). The rights of the holders of Notes of a particular series are governed solely by the Indenture with respect to that series, and our obligations under a particular Indenture are solely for the benefit of the holders of the applicable series of Notes. Holders of Notes of a given series only have rights under the Indenture for such series and do not have any rights under the Indentures for any of the other series of Notes. The terms of each series of Notes will be substantially identical to the terms of the old notes of the corresponding series. However, the Notes will not be subject to transfer restrictions or registration rights unless held by certain broker-dealers, our affiliates or certain other persons.

     The following description is a summary of the material provisions of the Indentures. It does not restate the Indentures in their entirety. We urge you to read the Indentures and the Notes because they, and not this description, define your rights as a holder of the Notes. Copies of the Indentures and the Notes are available to you upon request.

     You can find the definitions of some of the capitalized terms used in this section under the subheading “Certain Definitions.” In this section of the prospectus:

•	the terms “EDBS,” the “Company,” the “issuer,” “we,” “us,” “our” or similar terms refer only to EchoStar DBS Corporation and not to any of our subsidiaries;

•	references to “Guarantors” shall mean our direct and indirect Wholly Owned Restricted Subsidiaries that guarantee the Notes; and

•	references to “ECC” mean our indirect parent, EchoStar Communications Corporation, together with each Wholly Owned Subsidiary of ECC that beneficially owns 100% of our Equity Interests, but only so long as ECC beneficially owns 100% of the Equity Interests of such subsidiary.

     The terms of the Notes of a series include those stated in the Indenture for that series and those made part of the Indenture for that series by reference to the Trust Indenture Act of 1939, as amended. The Notes of a series are subject to all such terms, and holders of Notes of a series should refer to the Indenture for that series and the Trust Indenture Act for a statement thereof.

Brief Description of the Notes

The Notes

     The Notes will be:

•	general unsecured obligations of us;

•	ranked equally in right of payment with all of our existing and future senior debt;

•	ranked senior in right of payment to all of our existing and future subordinated debt;

•	ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are Unrestricted Subsidiaries (and thus not Guarantors) or that are otherwise not Guarantors and of ETC or any of our Subsidiaries that constitutes a Non-Core Asset if ETC or such Subsidiary is released from its Guarantee pursuant to the covenant entitled “Certain Covenants — Dispositions of ETC and Non-Core Assets,” (ii) all debt and other liabilities (including trade payables) of any Guarantor if such

Guarantor’s Guarantee is subordinated or avoided by a court of competent jurisdiction, and (iii) all secured obligations to the extent of the value of the collateral securing such obligations, including any borrowings under any of our future secured credit facilities, if any; and

•	unconditionally guaranteed by the Guarantors.

     Although the Notes are titled “senior,” we have not issued, and do not have any plans to issue, any indebtedness to which the Notes would be senior.

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. Any Notes of a series that remain outstanding after the completion of the exchange offer, together with the Notes for that series issued in connection with the exchange offer, will be treated as a single class of securities for all purposes under the Indenture for that series, including without limitation waivers, amendments, redemptions, “Change of Control Offer” and “Excess Proceeds Offer,” each as discussed under their respective subheadings, below.

The Guarantees

     The Notes will be guaranteed by the Guarantors, which include our principal operating subsidiaries. The Guarantee of each Guarantor will be:

•	a general unsecured obligation of such Guarantor;

•	ranked equally in right of payment with all other Guarantees of such Guarantor;

•	ranked equally in right of payment with all existing and future senior debt of such Guarantor;

•	ranked senior in right of payment to all existing and future subordinated debt of such Guarantor; and

•	ranked effectively junior to secured obligations of such Guarantor to the extent of the value of the collateral securing such obligations, including any secured guarantees of our obligations under any of our future credit facilities, if any.

     As of December 31, 2003, there was approximately $2.9 billion of outstanding debt ranking equally with the Notes and the Guarantees, as the case may be and no outstanding debt ranking junior to the Notes and the Guarantees.

     As of December 31, 2003, assuming the application of a portion of the proceeds of the Notes to repurchase or redeem all of our outstanding 9 3/8% Senior Notes due 2009, there would be:

•	approximately $1.5 billion of outstanding debt ranking equally with the Notes and the Guarantees, as the case may be; and

•	no outstanding debt ranking junior to the Notes and the Guarantees.

     In addition, each Indenture permits us and the Guarantors to incur additional Indebtedness, including secured and unsecured Indebtedness that ranks equally with the Notes. Any secured Indebtedness will, as to the collateral securing such Indebtedness, be effectively senior to the Notes or the Guarantees, as the case may be, to the extent of the value of such collateral.

     As of the date of the Indentures, all of our Subsidiaries are Restricted Subsidiaries other than E-Sat, Inc., Wright Travel Corporation, EchoStar Real Estate Corporation V, EchoStar International (Mauritius) Ltd., EchoStar Manufacturing & Distribution Private Ltd. India, Satrec Mauritius Ltd., Celsat America, WS Acquisition L.L.C., Flextracker Sdn. Bhd., Echosphere De Mexico S. De R.L. De C.V., and EIC Spain, S.L. which are “Unrestricted

Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indentures. Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

Fixed Rate Notes

     The Fixed Rate Notes of each series will be issued in an aggregate principal amount of $1 billion. Additional Notes may be issued under the Indentures for the 2008 Notes and the 2011 Notes from time to time, subject to the limitations set forth under “— Certain Covenants — Limitations on Incurrence of Indebtedness.” Any additional 2008 Notes will be part of the same series as the 2008 Notes offered hereby and will vote on all matters with the 2008 Notes offered hereby and any additional 2011 Notes will be part of the same series as the 2011 Notes offered hereby and will vote on all matters with the 2011 Notes offered in this offering. The 2008 Notes will mature on October 1, 2008, and the 2011 Notes will mature on October 1, 2011.

     Interest on the 2008 Notes accrues at the rate of 53/4% per annum and interest on the 2011 Notes accrues at a rate of 63/8% per annum. Interest on the 2008 Notes and the 2011 Notes will be payable semiannually in arrears in cash on April 1 and October 1 of each year, commencing October 1, 2004, to holders of record on the immediately preceding March 15 and September 15, respectively. Interest on the 2008 Notes and the 2011 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the 2008 Notes and the 2011 Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Notes

     The Floating Rate Notes will be issued in an aggregate principal amount of $500 million. Additional Floating Rate Notes may be issued under the Indenture for the Floating Rate Notes from time to time, subject to the limitations set forth under “— Certain Covenants — Limitations on Incurrence of Indebtedness.” Any additional Floating Rate Notes will be part of the same series as the Floating Rate Notes offered hereby and will vote on all matters with the Floating Rate Notes offered in this offering. The Floating Rate Notes will mature on October 1, 2008.

     The interest rate payable on the Floating Rate Notes with respect to the period from and including the date of issuance of the Floating Rate Notes to but excluding the first interest payment date after issuance, and each successive three month period from and including each interest payment date to but excluding the following interest payment date (each, an “Interest Period”), will be equal to LIBOR for three month U.S. dollar deposits for the applicable Interest Period plus 3.25% per annum. Interest on the Floating Rate Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest on the Floating Rate Notes will be payable quarterly in arrears in cash on January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2004, to holders of record on the preceding December 15, March 15, June 15 and September 15, respectively. Interest on the Floating Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     We will appoint the Trustee or another financial institution (the “Calculation Agent”) to calculate the interest rate. “LIBOR” will be determined by the Calculation Agent in accordance with the following provisions:

(i)	LIBOR for any Interest Period will equal the rate, as determined by the Calculation Agent, for three month U.S. dollar deposits which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the applicable LIBOR Determination Date, as defined below, as reported by Bloomberg Financial Markets Commodities News. “LIBOR Determination Date” means, with respect to any Interest Period, the second London Banking Day prior to the first day of such Interest Period. “London Banking Day” means any day on which commercial banks are open for business, including dealings in foreign exchange and foreign currency deposits, in London.

(ii)	If, on any LIBOR Determination Date, such rate does not appear on the Telerate Page 3750, the

Calculation Agent will determine the arithmetic mean of the offered quotations of the Reference Banks, as defined below, to prime banks in the London interbank market for Eurodollar deposits for the relevant term by reference to requests for quotations as of approximately 11:00 a.m., London time, on such LIBOR Determination Date made by the Calculation Agent to the Reference Banks. If, on the LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR will equal such arithmetic mean. If, on any LIBOR Determination Date, only one or none of the Reference Banks provide such quotations, LIBOR will be deemed to be the arithmetic mean of the offered quotations that the leading banks in New York City selected by the Calculation Agent, after consultation with us, are quoting on the relevant LIBOR Determination Date for U.S. dollar deposits for the relevant term, to the principal London offices of leading banks in the London interbank market.

(iii)	If the Calculation Agent is required but is unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR with respect to such Interest Period will be LIBOR as calculated on the immediately preceding LIBOR Determination Date.

     For the purpose of clause (ii) above, all percentages resulting from such calculations will be rounded, if necessary, to the nearest one thirty-second of a percentage point and, for purposes of clause (iii) above, all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point.

     As used herein:

     “Reference Banks” means four major banks in the London interbank market selected by the Calculation Agent.

     “Telerate Page 3750” means the display page currently so designated on the Moneyline Telerate Service or such other page as may replace such page on such service for the purpose of displaying comparable rates.

     The Notes are payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose.

Guarantees

     Each Guarantor will jointly and severally guarantee the Issuer’s obligations under the Notes. The obligations of each Guarantor under its Guarantee for each series of Notes will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors — The guarantees of the Notes by our subsidiaries may be subject to challenge.” Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor.

     Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor that is a Restricted Subsidiary, or with or to other persons upon the terms and conditions set forth in the respective Indentures. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such Guarantor is the surviving person), unless certain conditions are met. See “— Certain Covenants — Merger, Consolidation, or Sale of Assets.”

     A Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the Indenture to which such Guarantee applies:

     (1) in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if such sale or disposition is made in compliance with the applicable provisions of such Indenture (see “— Certain Covenants — Asset Sales”);

     (2) if such Guarantor is dissolved or liquidated in accordance with the provisions of such Indenture;

     (3) if we designate any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of such Indenture; or

     (4) without limiting the generality of the foregoing, in the case of ETC or any Guarantor which constitutes a Non-Core Asset, upon the sale or other disposition of any Equity Interest of ETC or such Guarantor which constitutes a Non-Core Asset, respectively, if such sale or disposition is made in compliance with the applicable provisions of such Indenture. See “— Certain Covenants — Dispositions of ETC and Non-Core Assets.”

Optional Redemption

Fixed Rate Notes

     Each series of Fixed Rate Notes will be redeemable, at our option, at any time in whole, or from time to time in part, upon not less than 30 and not more than 60 days’ notice, at a price equal to 100% of the principal amount of such Fixed Rate Notes plus accrued and unpaid interest, if any, to the redemption date and a make-whole premium. Holders of record on the relevant record date have the right to receive interest due on an interest payment date that is on or prior to the redemption date. The redemption price will never be less than 100% of the principal amount of the Fixed Rate Notes being redeemed plus accrued interest to the redemption date.

     The amount of the make-whole premium on any Fixed Rate Note, or portion of a Fixed Rate Note, to be redeemed will be equal to the greater of (a) 1% of such Fixed Rate Note or such portion of a Fixed Rate Note being redeemed and (b) the excess, if any, of:

     (1) the sum of the present values, calculated as of the redemption date, of: (i) each interest payment that, but for the redemption, would have been payable on the Fixed Rate Note, or portion of a Fixed Rate Note, being redeemed on each interest payment date occurring after the redemption date, excluding any accrued interest for the period prior to the redemption date, plus (ii) the principal amount that, but for the redemption, would have been payable on the maturity date of the Fixed Rate Note, or portion of a Fixed Rate Note, being redeemed;

     over

     (2) the principal amount of the Fixed Rate Note, or portion of a Fixed Rate Note, being redeemed.

     The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the Treasury Yield, as defined below, plus 50 basis points.

     We will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that if we fail to appoint an institution at least 45 days prior to the date set for redemption or if the institution that we appoint is unwilling or unable to make such calculation, such calculation will be made by Banc of America Securities LLC or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee.

     For purposes of determining the make-whole premium, “Treasury Yield” refers to an annual rate of interest equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Fixed Rate Notes being redeemed, calculated to the nearest 1/12th of a year, which we call the remaining term. The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest

Rates” or any successor release, which we call the H.15 Statistical Release. If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the remaining term and the United States Treasury Notes that have a constant maturity closest to and less than the remaining term, in each case as set forth in the H.15 Statistical Release. Any weekly average yields as calculated by interpolation will be rounded to the nearest 0.01%, with any figure of 0.005% or more being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

Floating Rate Notes

     Except as provided in the next paragraph, the Floating Rate Notes are not redeemable at our option prior to October 1, 2005. Thereafter, the Floating Rate Notes are subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below:

Year	Percentage
2005	102.000%
2006	101.000%
2007	100.000%

Redemption with the Proceeds of Certain Capital Contributions or Equity Offerings

     Notwithstanding the foregoing, (i) at any time prior to October 1, 2006, we may redeem up to 35% of the aggregate principal amount of the 2008 Notes outstanding at a redemption price equal to 105.750% of the principal amount thereof, (ii) at any time prior to October 1, 2006, we may redeem up to 35% of the aggregate principal amount of the 2011 Notes outstanding at a redemption price equal to 106.375%, and (iii) at any time prior to October 1, 2005, we may redeem up to 35% of the aggregate principal amount of the Floating Rate Notes outstanding at a redemption price equal to 100% of the principal amount thereof plus a premium equal to the interest rate per annum on the Floating Rate Notes applicable on the date on which notice of redemption is given, payable in each case on the redemption date, together with accrued and unpaid interest to such redemption date, with the net cash proceeds of any capital contributions or one or more public or private sales (including sales to ECC, regardless of whether ECC obtained such funds from an offering of Equity Interests or Indebtedness of ECC or otherwise) of Equity Interests (other than Disqualified Stock) of us (other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates); provided that:

•	at least 65% in aggregate of the originally issued principal amount of the Notes of the series being redeemed remains outstanding immediately after the occurrence of such redemption; and

•	the sale of such Equity Interests is made in compliance with the terms of the Indenture for the series of Notes being redeemed.

Selection and Notice

     If less than all of the Notes of a series are to be redeemed at any time, the selection of Notes of such series for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such series of Notes is listed or, if such series of Notes is not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, provided that no Notes of any series with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, if we do not default in the payment of the redemption price, interest will cease to accrue on Notes or portions thereof called for redemption.

Change of Control Offer

     Upon the occurrence of a Change of Control, we will be required to make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”). Within 15 days following any Change of Control, we shall mail a notice to each holder stating:

     (1) that the Change of Control Offer is being made pursuant to the covenant entitled “Change of Control”;

     (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days after the date such notice is mailed (the “Change of Control Payment Date”);

     (3) that any Notes not tendered will continue to accrue interest in accordance with the terms of the Indenture for such Notes;

     (4) that, unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

     (5) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

     (6) that holders whose Notes are being purchased only in part will be issued new Notes of the same series equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and

     (7) any other information material to such holder’s decision to tender Notes.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control. Due to our highly leveraged structure and the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the Notes tendered upon a Change of Control. If we fail to repurchase all of the Notes tendered for purchase upon a Change of Control, such failure will constitute an Event of Default. In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the Notes or offering to purchase the Notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness. If we were unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See the subheading, “Certain Covenants — Events of Default.”

     Except as described above with respect to a Change of Control, none of the Indentures contain any provisions that would permit the holders of any of the Notes to require that we repurchase or redeem any Notes in the event of a takeover, recapitalization or similar transaction.

Certain Covenants

     Limitation on Restricted Payments. Each Indenture provides that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

(a) declare or pay any dividend or make any distribution on account of any of our Equity Interests other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us;

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of ECC, us or any of its or our respective Subsidiaries or Affiliates, other than any such Equity Interests owned by us or by any Wholly Owned Restricted Subsidiary;

(c) purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the Notes issued under such Indenture or the Guarantees thereof, except (i) in accordance with the scheduled mandatory redemption, sinking fund or repayment provisions set forth in the original documentation governing such Indebtedness, and (ii) the purchase, repurchase or other acquisition of subordinated Indebtedness with a stated maturity earlier than the maturity of the Notes issued under such Indenture or the Guarantees thereof purchased in anticipation of satisfying a payment of principal at the stated maturity thereof, within one year of such stated maturity;

(d) declare or pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(i)	to us or any Wholly Owned Restricted Subsidiary; or

(ii)	to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; provided that in the case of this clause (ii), such dividends or distributions may not be in the form of Indebtedness or Disqualified Stock; or

(e) make any Restricted Investment

(all such prohibited payments and other actions set forth in clauses (a) through (e) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)	after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not have exceeded 8.0 to 1; and

(iii)	such Restricted Payment, together with the aggregate of all other Restricted Payments made by us after December 28, 2001, is less than the sum of:

(A)	the difference of:

(I)	our cumulative Consolidated Cash Flow determined at the time of such Restricted Payment (or, in case such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit); minus

(II)	120% of our Consolidated Interest Expense,

each as determined for the period (taken as one accounting period) from January 1, 2002 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(B)	an amount equal to 100% of the aggregate net cash proceeds and, in the case of proceeds consisting of assets used in or constituting a business permitted under the covenant described under “— Limitations on Activities of the Issuer,” 100% of the fair market value of the aggregate net proceeds other than cash received by us either from capital contributions from ECC, or from the issue or sale (including an issue or sale to ECC) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests sold to any our Subsidiaries), since December 28, 2001; plus

(C)	if any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by us or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing sum shall not exceed the amount of the Investments made by us or any Restricted Subsidiary in any such Unrestricted Subsidiary since December 28, 2001; plus

(D)	100% of any cash dividends and other cash distributions received by us and our Wholly Owned Restricted Subsidiaries from an Unrestricted Subsidiary since December 28, 2001 to the extent not included in our cumulative Consolidated Cash Flow; plus

(E)	to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Investments of us and our Restricted Subsidiaries since December 28, 2001 resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person which were included in computations made pursuant to this clause (iii).

     The foregoing provisions will not prohibit the following (provided that with respect to clauses (2), (3), (5), (6), (7), (8), (9), (11) and (12) below, no Default or Event of Default shall have occurred and be continuing):

     (1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of such Indenture;

     (2) the redemption, repurchase, retirement or other acquisition of any of our Equity Interests in exchange for, or out of the net proceeds of the substantially concurrent capital contribution from ECC or from the substantially concurrent issue or sale (including to ECC) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to any Subsidiary of us);

     (3) Investments in an aggregate amount not to exceed $500 million plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person pursuant to this clause (3);

     (4) Investments to fund the financing activity of DNCC in the ordinary course of its business in an amount not to exceed, as of the date of determination, the sum of

(A)	$100 million, plus

(B)	50% of the aggregate cost to DNCC for each Satellite Receiver purchased by DNCC and leased by DNCC to a retail consumer in excess of 100,000 units;

     (5) cash dividends or distributions to ECC to the extent required for the purchase, redemption, repurchase or other acquisition or retirement for value of employee stock options to purchase Capital Stock of ECC, or Capital Stock of ECC issued pursuant to any management equity plan, stock option plan or other management or employee benefit plan or agreement, in an aggregate amount not to exceed $25 million in any calendar year;

     (6) a Permitted Refinancing;

     (7) Investments in an amount equal to 100% of the aggregate net proceeds (whether or not in cash) received by us or any Wholly Owned Restricted Subsidiary from capital contributions from ECC or from the issue and sale (including a sale to ECC) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to a Subsidiary of ECC), on or after December 28, 2001; plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, or other disposition of any such Investment; provided, however, that the foregoing amount shall not exceed, with respect to any person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such person pursuant to this clause (7) in each case, provided that such Investments are in businesses of the type described under “— Limitations on Activities of the Issuer”;

     (8) Investments in any Restricted Subsidiary which is not a Wholly Owned Restricted Subsidiary, but which is a Guarantor and Investments in the form of intercompany debt with any direct or indirect parent company or any Wholly Owned Subsidiary of such direct or indirect parent company provided that such debt is incurred in the ordinary course of business and is used in a business described under “— Limitations on Activities of the Issuer”;

     (9) Investments in businesses strategically related to businesses described in “— Limitations on Activities of the Issuer” in an aggregate amount not to exceed $250 million;

     (10) cash dividends or distributions to ECC to the extent required for the purchase of odd-lots of Equity Interests of ECC, in an aggregate amount not to exceed $15 million in any calendar year;

     (11) the making of any Restricted Payment (including the receipt of any Investment) permitted under or resulting from any transaction permitted under the covenants described under “— Dispositions of ETC and Non-Core Assets”; provided that all conditions to any such Restricted Payment set forth in such covenants are satisfied;

     (12) Investments made as a result of the receipt of non-cash proceeds from Asset Sales made in compliance with the covenants described under “— Asset Sales” and Investments entered into in connection with an acquisition of assets used in or constituting a business permitted under the covenant described under "— Limitations on Activities of the Issuer,” as a result of “earn-outs” or other deferred payments or similar obligations;

     (13) any Restricted Payment permitted under another of the Indentures or any of the EDBS Notes Indentures;

     (14) Investments which are used to pay for the construction, launch, operation or insurance of satellites owned or leased by us or any of our Subsidiaries in an amount not to exceed $500 million;

     (15) Investments in a foreign direct-to-home satellite provider in an amount not to exceed $200 million, provided that the Investments are made through the supply of satellite receivers and related equipment to the provider, or the proceeds from the Investments are used to purchase satellite receivers and related equipment from ECC or a Subsidiary of ECC;

     (16) the redemption, repurchase, defeasance or other acquisition or retirement for value of subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for: (a) the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock), or (b) Indebtedness that is at least as subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, as the Indebtedness being redeemed, repurchased, defeased, acquired or retired and with a final maturity equal to or greater than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively of the Indebtedness being redeemed, repurchased, defeased, acquired or retired;

     (17) repurchases of Equity Interests deemed to occur upon (a)the exercise of stock options, warrants or convertible securities issued as compensation if such Equity Interests represent a portion of the exercise price thereof, and (b) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay taxes associated therewith (or a dividend or distribution to finance such a deemed repurchase by ECC);

     (18) amounts paid by us to ECC or any other person with which we are included in a consolidated tax return equal to the amount of federal, state and local income taxes payable in respect of the income of the Company and its Subsidiaries, including without limitation any payments made in accordance with tax allocation agreements between the Company and its affiliates in effect from time to time; and

     (19) the making of a Restricted Payment so long as after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not exceed 3.5 to 1.

     Restricted Payments made pursuant to clauses (1), (2), (4), (7), (16) (but only to the extent that net proceeds received by us as set forth in such clause (2), (7) or (16) were included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (10) or (13) (but only to the extent such Restricted Payment is included as a Restricted Payment in any computation made pursuant to clause (iii) of the first paragraph of the Restricted Payments covenants contained in the other Indentures and in the EDBS Notes Indentures), shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

     Restricted Payments made pursuant to clauses (3), (5), (6), (7), (16) (but only to the extent that net proceeds received by us as set forth in such clause (7) or (16) were not included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (8), (9), (11), (12), (13) (to the extent such Restricted Payment is not included as a Restricted Payment in any computation made pursuant to clause (iii) of the first paragraph of the Restricted Payments covenants contained in another Indenture or in an EDBS Notes Indenture), (14), (15), (17), (18) or (19) shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

     If we or any Restricted Subsidiary makes an Investment that was included in computations made pursuant to this covenant and the person in which such Investment was made subsequently becomes a Restricted Subsidiary that is a Guarantor, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of the first paragraph of or under any other provision of this covenant, then such amount shall be increased by the amount of such reduction.

     Not later than ten business days following a request from the Trustee, we shall deliver to the Trustee an officers’ certificate stating that each Restricted Payment made in the six months preceding the date of the request is permitted and setting forth the basis upon which the calculations required by the covenant “— Limitation on Restricted Payments” were computed, which calculations shall be based upon our latest available financial statements.

     Limitation on Incurrence of Indebtedness. Each Indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that, notwithstanding the foregoing, we and any Guarantor may incur Indebtedness (including Acquired Debt), if, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds thereof on a pro forma basis (including in the case of an acquisition, merger or other business combination giving pro forma effect to such transaction), either (a) our Indebtedness to Cash Flow Ratio would not have exceeded 8.0 to 1, or (b) the aggregate amount of our Indebtedness and that of the Guarantors would not exceed $1,500 per Subscriber.

     The foregoing limitation does not apply to any of the following incurrences of Indebtedness:

     (1) Indebtedness represented by the Notes, the Guarantees and the Indentures in an aggregate principal amount of $2.5 billion;

     (2) the incurrence by us or any Guarantor of Acquired Subscriber Debt not to exceed $1,750 per Acquired Subscriber (less any amount used to incur Indebtedness pursuant to clause (b) of the prior paragraph);

     (3) the incurrence by us or any Guarantor of Deferred Payments and letters of credit with respect thereto;

     (4) Indebtedness of us or any Guarantor in an aggregate principal amount not to exceed $1,050,000,000 at any one time outstanding;

     (5) Indebtedness between and among us and any Guarantor;

     (6) Acquired Debt of a person, incurred prior to the date upon which such person was acquired by us or any Guarantor (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity being so acquired) in an amount not to exceed (a) $250 million in the aggregate for all such persons other than those described in the immediately following clause (b), and (b) Acquired Debt owed to us or any Restricted Subsidiaries;

     (7) Existing Indebtedness;

     (8) the incurrence of Purchase Money Indebtedness by us or any Guarantor in an amount not to exceed the cost of construction, acquisition or improvement of assets used in any business permitted under the covenant described under “— Limitations on Activities of Issuer,” as well as any launch costs and insurance premiums related to such assets;

     (9) The incurrence by the Company or any of the Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes, it being understood that Hedging Obligations covering the principal amount of Indebtedness entered into in order to protect us or any of our Restricted Subsidiaries from fluctuation in interest rates on Indebtedness are deemed to be incurred in the ordinary course of business;

     (10) Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bonds or letters of credit of us or any Restricted Subsidiary or surety bonds provided by us or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the businesses permitted under the covenant described under “— Limitations on Activities of the Issuer”;

     (11) Indebtedness of us or any Guarantor the proceeds of which are used solely to finance the construction and development of a call center owned by us or any of our Restricted Subsidiaries or any refinancing thereof; provided that the aggregate of all Indebtedness incurred pursuant to this clause (11) shall in no event exceed $100 million at any one time outstanding;

     (12) the incurrence by us or any Guarantor of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part Indebtedness referred to in the first paragraph of this covenant or in clauses (1), (2), (3), (6), (7) or (8) above (“Refinancing Indebtedness”); provided, however, that:

(A)	the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B)	the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and

Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and

(C)	the Refinancing Indebtedness shall be subordinated in right of payment to the Notes issued under such Indenture and the Guarantees thereof, if at all, on terms at least as favorable to the holders of the Notes issued under such Indenture as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded (a “Permitted Refinancing”);

     (13) the guarantee by us or any Guarantor of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

     (14) Indebtedness under Capital Lease Obligations of us or any Guarantor with respect to no more than five direct broadcast satellites at any time; and

     (15) Indebtedness of the Company or any Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such person to us or such Restricted Subsidiary pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business and consistent with industry practices.

     For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (15) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (15) above, we shall, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

     Asset Sales. Each Indenture provides that if we or any Restricted Subsidiary, in a single transaction or a series of related transactions:

(a) sells, leases (in a manner that has the effect of a disposition), conveys or otherwise disposes of any of its assets (including by way of a sale-and-leaseback transaction), other than:

(i)	sales or other dispositions of inventory in the ordinary course of business;

(ii)	sales or other dispositions to us or a Wholly Owned Restricted Subsidiary by us or any Restricted Subsidiary;

(iii)	sales or other dispositions of accounts receivable to DNCC for cash in an amount at least equal to the fair market value of such accounts receivable;

(iv)	sales or other dispositions of rights to construct or launch satellites; and

(v)	sales or other dispositions permitted under “— Disposition of ETC and Non-Core Assets” (provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets shall be governed by the provisions of such Indenture, as described below under the subheading “— Merger, Consolidation, or Sale of Assets”); or

(b) issues or sells Equity Interests of any Restricted Subsidiary (other than any issue or sale of Equity Interests of ETC or a Subsidiary which constitute a Non-Core Asset permitted under “— Disposition of ETC and Non-Core Assets”), in either case, which assets or Equity Interests: (1) have a fair market value in excess of $100 million (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered to the Trustee), or (2) are sold or otherwise disposed of for net proceeds in excess of $100 million (each of the foregoing, an “Asset Sale”), then:

(A)	we or such Restricted Subsidiary, as the case may be, must receive consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by a resolution of our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee not later than ten business days following a request from the Trustee, which certificate shall cover each Asset Sale made in the six months preceding the date of the request, as the case may be) of the assets sold or otherwise disposed of; and

(B)	at least 75% of the consideration therefor received by us or such Restricted Subsidiary, as the case may be, must be in the form of:

(I)	cash, Cash Equivalents or Marketable Securities;

(II)	any asset which is promptly (and in no event later than 180 days after the date of transfer to us or a Restricted Subsidiary) converted into cash; provided that to the extent that such conversion is at a price that is less than the fair market value (as determined above) of such asset at the time of the Asset Sale in which such asset was acquired, we shall be deemed to have made a Restricted Payment in the amount by which such fair market value exceeds the cash received upon conversion; and/or

(III)	properties and capital assets (including Capital Stock of an entity owning such property or assets so long as the receipt of such Capital Stock otherwise complies with the covenant described under “— Limitation on Restricted Payments” (other than clause (12) of the second paragraph thereof)) to be used by us or any of our Restricted Subsidiaries in a business permitted under the covenant described under “— Limitations on Activities of the Issuer”;

provided, however, that up to $100 million of assets in addition to assets specified in clause (I), (II) or (III) above at any one time may be considered to be cash for purposes of this clause (B), so long as the provisions of the next paragraph are complied with as such non-cash assets are converted to cash. The amount of any liabilities of us or any Restricted Subsidiary that are assumed by or on behalf of the transferee in connection with an Asset Sale (and from which we or such Restricted Subsidiary are unconditionally released) shall be deemed to be cash for the purpose of this clause (B).

     Each Indenture also provides that the Net Proceeds from an Asset Sale shall be used only to acquire assets used in, or stock or other ownership interests in a person that upon the consummation of such Asset Sale becomes a Restricted Subsidiary and will be engaged primarily in, a business permitted under the covenant described under “— Limitations on Activities of the Issuer,” to repurchase Notes or EDBS Notes, to prepay, repay or purchase other senior Indebtedness or, if we sell any of our satellites after launch such that we or our Restricted Subsidiaries own fewer than three in-orbit satellites, only to purchase a replacement satellite. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the preceding sentence within 365 days after such Asset Sale shall constitute “Excess Proceeds” and shall be applied to an offer to purchase Notes and other senior Indebtedness of us if and when required under “— Excess Proceeds Offer.”

     Clause (B) of the second preceding paragraph shall not apply to all or such portion of the consideration:

     (1) as is properly designated by us in connection with an Asset Sale as being subject to this paragraph; and

     (2) with respect to which the aggregate fair market value at the time of receipt of all consideration received by us or any Restricted Subsidiary in all such Asset Sales so designated does not exceed the amount that we and our subsidiaries are permitted to designate as a result of the cash contributions made to us by ECC pursuant to another Indenture or any of the EDBS Notes Indentures plus, to the extent any such consideration did not satisfy clauses (B)(I) or (B)(III) above, upon the exchange or repayment of such consideration for or with assets which satisfy either or both such clauses, an amount equal to the fair market value of such consideration (evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee as set forth in clause (A) above).

     In addition, clause (B) above shall not apply to any Asset Sale:

(I)	where assets not essential to the direct broadcast satellite business are contributed to a joint venture between us or one of our Restricted Subsidiaries and a third party that is not an Affiliate of ECC or any of its Subsidiaries; provided that following the sale, lease, conveyance or other disposition we or one of our Wholly Owned Restricted Subsidiaries owns at least 50% of the voting and equity interest in such joint venture,

(II)	to the extent the consideration therefor received by us or any of our Restricted Subsidiaries would constitute Indebtedness or Equity Interests of a person that is not an Affiliate of ECC, us or one of their or our respective Subsidiaries; provided that the acquisition of such Indebtedness or Equity Interests is permitted under the provisions of the covenant described under “— Limitation on Restricted Payments”; and

(III)	where assets sold are satellites, uplink centers or call centers, provided that, in the case of this clause (III) we and our Restricted Subsidiaries continue to own at least three satellites, one uplink center and one call center.

     Transactions described under clause (xii) of the covenant described under "— Transactions with Affiliates” shall not be subject to this covenant.

     Limitations on Liens. Each Indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

     Limitations on Activities of the Issuer. Each Indenture provides that neither we nor any of our Restricted Subsidiaries may engage in any business other than developing, owning, engaging in and dealing with all or any part of the business of domestic and international media, entertainment, electronics or communications, and reasonably related extensions thereof, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, and communications uplink centers, the acquisition, transmission, broadcast, production and other provision of programming relating thereto and the manufacturing, distribution and financing of equipment (including consumer electronic equipment) relating thereto.

     Dispositions of ETC and Non-Core Assets. Notwithstanding the provisions of the covenants described under “— Limitation on Restricted Payments” and “— Asset Sales,” if our Indebtedness to Cash Flow Ratio would not have exceeded 6.0 to 1 on a pro forma basis after giving effect to the sale of all Equity Interests in or assets of ETC owned by us and our Subsidiaries, then:

     (1) the payment of any dividend or distribution consisting of Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment;

     (2) the sale, conveyance or other disposition of the Equity Interests in or assets of ETC or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale; and

     (3) upon delivery of an officers’ certificate to the Trustee evidencing satisfaction of the conditions to such release and a written request to the Trustee requesting such release, ETC shall be discharged and released from its Guarantee and, so long as we designate ETC as an Unrestricted Subsidiary, ETC shall be discharged and released from all covenants and restrictions contained in the Indentures, provided that no such payment, sale, conveyance or other disposition (collectively, a “Payout”) described in clauses (1) or (2) above shall be permitted if at the time of such Payout:

(a) after giving pro forma effect to such Payout, we would not have been permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the total (the “ETC Amount Due”) of:

(i)	the amount of all Investments (other than the contribution of:

(I)	title to the headquarters building of ETC in Inverness, Colorado and the tangible assets therein to the extent used by ETC as of the date of the Indentures; and

(II)	patents, trademarks and copyrights applied for or granted as of the date of the Indentures to the extent used by ETC or result from the business of ETC, in each case, to ETC);

made in ETC by us or our Restricted Subsidiaries since the date of the Indentures (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made); minus

(ii)	the amount of the after-tax value of all cash returns on such Investments paid to us or our Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to us); minus

(iii)	$100 million; and

(b) any contract, agreement or understanding between ETC and us or any Restricted Subsidiary of us and any loan or advance to or guarantee with, or for the benefit of, ETC issued or made by us or one of our Restricted Subsidiaries, is on terms that are no less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered within ten business days of a request by the Trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of the members of our Board of Directors.

     If at the time of such Payout, the condition set forth in clause (a) of the proviso of the preceding sentence cannot be satisfied, ETC may seek to have a person other than us or one of our Restricted Subsidiaries pay in cash an amount to us or our Restricted Subsidiaries such that after taxes, such amount is greater than or equal to the ETC Amount Due or the portion of the ETC Amount Due which would not have been permitted to be made as a Restricted Payment by us; provided that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in ETC; and, provided further, that for all purposes under the Indentures, such payment shall not be included in any calculation under clauses (iii)(A) through (iii)(E) of the first paragraph of the covenant described under “— Limitation on Restricted Payments.” To the extent that the ETC Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by us and was not paid by another person as permitted by the preceding sentence, we shall be deemed to have made a Restricted Payment in the amount of such ETC Amount Due or portion thereof, as the case may be.

     Notwithstanding the provisions of the covenants described under “— Limitation on Restricted Payments” and “— Asset Sales”:

     (1) the payment of any dividend or distribution consisting of Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets or the sale, conveyance or other disposition of Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute a Restricted Payment;

     (2) the sale, conveyance or other disposition of the Equity Interests in or assets of any Non-Core Asset or the proceeds of a sale, conveyance or other disposition of such Equity Interests or assets shall not constitute an Asset Sale; and

     (3) upon delivery of an officers’ certificate to the Trustee evidencing satisfaction of the conditions to such release and a written request to the Trustee requesting such a release, any such Non-Core Asset that is a Guarantor shall be discharged and released from its Guarantees and so long as we designate such Non-Core Asset as an Unrestricted Subsidiary, such Non-Core Asset shall be released from all covenants and restrictions contained in the Indentures;

     provided that no Payout of any Non-Core Asset shall be permitted such as described in clauses (1) and (2) above if at the time of such Payout:

(a) after giving pro forma effect to such Payout, we would not have been permitted under the covenant described under “— Limitation on Restricted Payments” to make a Restricted Payment in an amount equal to the total (the “Non-Core Asset Amount Due”) of:

(i)	the amount of all Investments made in such Non-Core Asset by us or our Restricted Subsidiaries since the date of the Indentures (which, in the case of Investments in exchange for assets, shall be valued at the fair market value of each such asset at the time each such Investment was made); minus

(ii)	the amount of the after-tax value of all cash returns on such Investments paid to us or our Wholly Owned Restricted Subsidiaries (or, in the case of a non-Wholly Owned Restricted Subsidiary, the pro rata portion thereof attributable to us); minus

(iii)	$100 million in the aggregate for all such Payouts and $25 million for any single such Payout; and

(b) any contract, agreement or understanding between or relating to a Non-Core Asset and us or a Restricted Subsidiary and any loan or advance to or guarantee with, or for the benefit of, a Restricted Subsidiary which is a Non-Core Asset issued or made by us or one of our Restricted Subsidiaries, is on terms that are less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiaries with an unrelated person, all as evidenced by a resolution of our Board of Directors as set forth in an officers’ certificate delivered within ten business days of a request by the Trustee certifying that each such contract, agreement, understanding, loan, advance and guarantee has been approved by a majority of our Board of Directors.

     If at the time of such Payout, the condition set forth in clause (a) of the proviso of the preceding sentence cannot be satisfied, such Restricted Subsidiary which is a Non-Core Asset may seek to have a person other than us or one of our Restricted Subsidiaries pay in cash an amount to us such that, after taxes, such amount, is greater than or equal to the Non-Core Asset Amount Due or the portion of the Non-Core Asset Amount Due which would not have been permitted to be made as a Restricted Payment by us; provided that such payment shall be treated for purposes of this covenant as a cash return on the Investments made in a Non-Core Asset; and provided further that for all purposes under the Indentures, such payment shall not be included in any calculation under clauses (iii)(A) through (iii)(E) of the first paragraph of the covenant described under “— Limitation on Restricted Payments.” To the extent that the Non-Core Asset Amount Due or any portion thereof would have been permitted to be made as a Restricted Payment by us and was not paid by another person as permitted by the preceding sentence, we shall be deemed to have made a Restricted Payment in the amount of such Non-Core Asset Amount Due or portion thereof, as the case may be.

     Promptly after any Payout pursuant to the terms of this covenant, within ten business days of a request by the Trustee, we shall deliver to the Trustee an officers’ certificate to the Trustee setting forth the Investments made by us or our Restricted Subsidiaries in ETC or a Non-Core Asset, as the case may be, and certifying that the requirements of this covenant have been satisfied in connection with the making of such Payout.

     Notwithstanding anything contained in this covenant to the contrary, any disposition of ETC or Non-Core Assets permitted pursuant to the EDBS Notes Indentures shall also be permitted pursuant to the Indentures governing the Notes and shall not be considered a “Restricted Payment” or “Asset Sale” for purposes of the Indentures.

     Additional Subsidiary Guarantees. Each Indenture provides that if we or any Guarantor transfers or causes to be transferred, in one transaction or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) having a fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the Trustee, which certificate shall cover the six months preceding January 1, July 1 or the date of request, as the case may be) exceeding the sum of $100 million in the aggregate for all such transfers after the date of such Indenture (fair market value being determined as of the time of such acquisition) to Restricted Subsidiaries that are not Guarantors, the Issuer shall, or shall cause each of such Subsidiaries to which any amount exceeding such $100 million (less such fair market value) is transferred to:

(i)	execute and deliver to the Trustee a supplemental indenture to such Indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of our obligations under the Notes issued under such Indenture on the terms set forth in such Indenture; and

(ii)	deliver to the Trustee an opinion of counsel reasonably satisfactory to the Trustee that such supplemental Indenture and Guarantee have been duly authorized, executed and delivered by and are valid and binding obligations of such Subsidiary or such owner, as the case may be;

provided, however, that the foregoing provisions shall not apply to transfers of property or assets (other than cash) by us or any Guarantor in exchange for cash, Cash Equivalents or Marketable Securities in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the Trustee, which certificate shall cover the six months preceding January 1, July 1 or the date of request, as the case may be) of such property or assets. In addition, if (i) we or any of our Restricted Subsidiaries acquires or creates another Restricted Subsidiary, or (ii) an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or otherwise ceases to be and Unrestricted Subsidiary, such Subsidiary shall execute a supplemental indenture to such Indenture and deliver an opinion of counsel, each as required in the preceding sentence; provided that no supplemental indenture or opinion shall be required if the fair market value (as determined in good faith by our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than five business days following January 1 and July 1 of each year or ten days following a request from the Trustee, which certificate shall cover the six months preceding such January 1, July 1 or the date of request, as the case may be) of all such Restricted Subsidiaries created, acquired or designated since the date of such Indenture (fair market value being determined as of the time of creation, acquisition or designation) does not exceed the sum of $100 million in the aggregate minus the fair market value of the assets transferred to any Subsidiaries which do not execute supplemental indentures pursuant to the preceding sentences; provided further that to the extent a Restricted Subsidiary is subject to the terms of any instrument governing Acquired Debt, as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition) which instrument or restriction prohibits such Restricted Subsidiary from issuing a Guarantee, such Restricted Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Each Indenture provides that we shall not, and shall not permit any Restricted Subsidiary of us to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distribution to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Subsidiaries;

(b) make loans or advances to us or any of our Subsidiaries; or

(c) transfer any of its properties or assets to us or any of our Subsidiaries;

except for such encumbrances or restrictions existing under or by reasons of:

(i)	Existing Indebtedness and existing agreements as in effect on the date of such Indenture;

(ii)	applicable law or regulation;

(iii)	any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that the Consolidated Cash Flow of such person shall not be taken into account in determining whether such acquisition was permitted by the terms of such Indenture; except to the extent that dividends or other distributions are permitted notwithstanding such encumbrance or restriction and could have been distributed;

(iv)	by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(v)	Refinancing Indebtedness (as defined in “— Limitation on Incurrence of Indebtedness”), provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(vi)	any of the Indentures or any of the Notes;

(vii)	Permitted Liens; or

(viii)	any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of such Indenture.

     Accounts Receivable Subsidiary. Each Indenture provides that we:

(a) may, and may permit any of our Subsidiaries to, notwithstanding the provisions of the covenant entitled “— Limitation on Restricted Payments,” make Investments in an Accounts Receivable Subsidiary:

(i)	the proceeds of which are applied within five business days of the making thereof solely to finance:

(A)	the purchase of accounts receivable of us and our Subsidiaries; or

(B)	payments required in connection with the termination of all then existing arrangements relating to the sale of accounts receivable or participation interests therein by an Accounts Receivable Subsidiary (provided that the Accounts Receivable Subsidiary shall receive cash, Cash Equivalents and accounts receivable having an aggregate fair market value not less than the amount of such payments in exchange therefor); and

(ii)	in the form of Accounts Receivable Subsidiary Notes to the extent permitted by clause (b) below;

(b) shall not, and shall not permit any of our Subsidiaries to, sell accounts receivable to an Accounts Receivable Subsidiary except for consideration in an amount not less than that which would be obtained in an arm’s length transaction and solely in the form of cash or Cash Equivalents; provided that an Accounts Receivable Subsidiary may pay the purchase price for any such accounts receivable in the form of Accounts Receivable Subsidiary Notes so long as, after giving effect to the issuance of any such Accounts Receivable Subsidiary Notes, the aggregate principal amount of all Accounts Receivable Subsidiary Notes outstanding shall not exceed 20% of the aggregate purchase price paid for all outstanding accounts receivable purchased by an Accounts Receivable Subsidiary since the date of such Indenture (and not written off or required to be written off in accordance with the normal business practice of an Accounts Receivable Subsidiary);

(c) shall not permit an Accounts Receivable Subsidiary to sell any accounts receivable purchased from us or our Subsidiaries or participation interests therein to any other person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents or certificates representing undivided interests of a Receivables Trust; provided an Accounts Receivable Subsidiary may not sell such certificates to any other person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents;

(d) shall not, and shall not permit any of its Subsidiaries to, enter into any guarantee, subject any of our or their respective properties or assets (other than the accounts receivable sold by them to an Accounts Receivable Subsidiary) to the satisfaction of any liability or obligation or otherwise incur any liability or obligation (contingent or otherwise), in each case, on behalf of an Accounts Receivable Subsidiary or in connection with any sale of accounts receivable or participation interests therein by or to an Accounts Receivable Subsidiary, other than obligations relating to breaches of representations, warranties, covenants and other agreements of us or any of our Subsidiaries with respect to the accounts receivable sold by us or any of our Subsidiaries to an Accounts Receivable Subsidiary or with respect to the servicing thereof; provided that neither we nor any of our Subsidiaries shall at any time guarantee or be otherwise liable for the collectibility of accounts receivable sold by them;

(e) shall not permit an Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase and sale of accounts receivable or participation interests therein of us and our Subsidiaries and activities incidental thereto;

(f) shall not permit an Accounts Receivable Subsidiary to incur any Indebtedness other than the Accounts Receivable Subsidiary Notes, Indebtedness owed to us and Non-Recourse Indebtedness; provided that the aggregate principal amount of all such Indebtedness of an Accounts Receivable Subsidiary shall not exceed the book value of its total assets as determined in accordance with GAAP;

(g) shall cause any Accounts Receivable Subsidiary to remit to us or a Restricted Subsidiary of us on a monthly basis as a distribution all available cash and Cash Equivalents not held in a collection account pledged to acquirors of accounts receivable or participation interests therein, to the extent not applied to:

(i)	pay interest or principal on the Accounts Receivable Subsidiary Notes or any Indebtedness of such Accounts Receivable Subsidiary owed to us;

(ii)	pay or maintain reserves for reasonable operating expenses of such Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements; or

(iii)	to finance the purchase of additional accounts receivable of us and our Subsidiaries; and

(h) shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to, or enter into any other transaction with or for the benefit of, an Accounts Receivable Subsidiary:

(i)	if such Accounts Receivable Subsidiary pursuant to or within the meaning of any bankruptcy law:

(A)	commences a voluntary case;

(B)	consents to the entry of an order for relief against it in an involuntary case;

(C)	consents to the appointment of a custodian of it or for all or substantially all of its property;

(D)	makes a general assignment for the benefit of its creditors; or

(E)	generally is not paying its debts as they become due; or

(ii)	if a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(A)	is for relief against such Accounts Receivable Subsidiary in an involuntary case;

(B)	appoints a custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary; or

(C)	orders the liquidation of such Accounts Receivable Subsidiary, and, with respect to this clause (ii), the order or decree remains unstayed and in effect for 60 consecutive days.

     Merger, Consolidation, or Sale of Assets. Each Indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another person unless:

(a) we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b) the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of us under such Indenture and the Notes issued under such Indenture pursuant to a supplemental indenture to such Indenture in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default or Event of Default exists; and

(d) we or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made:

(i)	will have Consolidated Net Worth immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than our Consolidated Net Worth immediately preceding the transaction; and

(ii)	would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant described under “— Limitation on Incurrence of Indebtedness,” above.

     Notwithstanding the foregoing, we may merge with another person if:

(a) we are the surviving person;

(b) the consideration issued or paid by us in such merger consists solely of our Equity Interests (other than Disqualified Stock) or Equity Interests of ECC; and

(c) immediately after giving effect to such merger (determined on a pro forma basis), our Indebtedness to Cash Flow Ratio either (i) does not exceed 8.0:1, or (ii) does not exceed our Indebtedness to Cash Flow Ratio immediately prior to such merger.

     Each Indenture provides that each Guarantor of the Notes issued thereunder (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and such Indenture and other than ETC and any Non-Core Asset in connection with any transaction permitted under “— Dispositions of ETC and Non-Core Assets”) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person other than to us or a Guarantor unless:

(a) the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b) the person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor under such Indenture and the Notes issued under such Indenture, pursuant to a supplemental indenture to such Indenture in form reasonably satisfactory to the Trustee; and

(c) immediately after such transaction, no Default or Event of Default exists;

     Transactions with Affiliates. Each Indenture provides that we shall not and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”), unless:

(a) such Affiliate Transaction is on terms that are no less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Subsidiaries with an unrelated person; and

(b) if such Affiliate Transaction involves aggregate payments in excess of $200 million, such Affiliate Transaction has either (i) been approved by a majority of the disinterested members of our Board of Directors, or (ii) if there are no disinterested members of our Board of Directors, the Company or such Restricted Subsidiary has obtained the favorable opinion of an independent expert as to the fairness of such Affiliate Transaction to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, and we deliver to the Trustee no later than ten business days following a request from the Trustee a resolution of our Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction has been so approved and complies with clause (a) above;

provided, however, that

(i)	the payment of reasonable fees, compensation or employee benefit arrangements to, and any indemnity provided for the benefit of, directors, officers, consultants or employees of ECC and its Subsidiaries in the ordinary course of business and consistent with industry practice;

(ii)	transactions between or among us and our Wholly Owned Subsidiaries (other than Unrestricted Subsidiaries);

(iii)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by our Board of Directors;

(iv)	transactions in the ordinary course of business, including loans, expense allowances, reimbursements or extensions of credit (including indemnity arrangements) between the Company or any of its Restricted Subsidiaries on the one hand, and any employee of the Company or any of its Restricted Subsidiaries, on the other hand;

(v)	the granting and performance of registration rights for shares of Capital Stock of the Company under a written registration rights agreement approved by a majority of the members of our Board of Directors that are disinterested with respect to these transactions;

(vi)	transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Subsidiaries, so long as a significant amount of Indebtedness or Capital Stock of the same class is also held by persons that are not Affiliates of the Company and these Affiliates are treated no more favorably than holders of the Indebtedness or the Capital Stock generally;

(vii)	any dividend, distribution, sale, conveyance or other disposition of any assets of, or Equity Interests in, any Non-Core Assets or ETC or the proceeds of a sale, conveyance or other disposition thereof, in accordance with the provisions of such Indenture;

(viii)	Restricted Payments that are permitted by the provisions of the covenant described under the caption “— Limitation on Restricted Payments”;

(ix)	any transactions pursuant to agreements in effect on the date of such Indenture and any modifications, extensions or renewals thereof that are no less favorable to the Company or the applicable Restricted Subsidiary than such agreement as in effect on the date of such Indenture;

(x)	so long as it complies with clause (a) above, the provision of backhaul, uplink, transmission, billing, customer service, programming acquisition and other ordinary course services by us or any of our Restricted Subsidiaries to Satellite Communications Operating Corporation and to Transponder Encryption Services Corporation on a basis consistent with past practice;

(xi)	the provision of services to ECC and its Affiliates by us or any of our Restricted Subsidiaries so long as no cash or other assets are transferred by us or our Restricted Subsidiaries in connection with such transactions (other than up to $100 million in cash in any fiscal year and other than nonmaterial assets used in the operations of the business in the ordinary course pursuant to the agreement governing the provision of the services), and so long as such transaction or agreement is determined by a majority of the members of our Board of Directors to be fair to us and our Restricted Subsidiaries when taken together with all other such transactions and agreements entered into with ECC and its Affiliates;

(xii)	the disposition of assets of us and our Restricted Subsidiaries in exchange for assets of ECC and its Affiliates so long as (A) the value to us in our business of the assets we receive is determined by a majority of the members of our Board of Directors to be substantially equivalent or greater than the value to us in our business of the assets disposed of, and (B) the assets acquired by us and our Restricted Subsidiaries constitute properties and capital assets (including Capital Stock of an entity owning such property or assets so long as the receipt of such Capital Stock otherwise complies with the covenant described under “— Limitation on Restricted Payments” (other than clause (12) of the second paragraph thereof)) to be used by us or any of our Restricted Subsidiaries in a business permitted as described under “— Limitations on Activities of the Issuer”;

(xiii)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company; and

(xiv)	any transactions between us or any of our Restricted Subsidiaries and any Affiliate of us the Equity Interests of which Affiliate are owned solely by us or one of our Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of us or Restricted Subsidiaries of us, on the other hand, shall, in each case, not be deemed Affiliate Transactions.

     Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes of a series are outstanding, we will furnish to the holders of Notes of such series all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified public accountants.

     Payments for Consent. Each Indenture will provide that we shall not, and shall not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a Note of a given series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes of that series unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes of that series that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Excess Proceeds Offer. Each Indenture will provide that when the cumulative amount of Excess Proceeds that have not been applied in accordance with the covenants entitled “— Asset Sales” or this paragraph exceeds $100 million, we will be obligated to make an offer to all holders of the Notes (an “Excess Proceeds Offer”) to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the applicable Indenture. To the extent we or a Restricted Subsidiary is required under the terms of Indebtedness of us or such Restricted Subsidiary which is equally ranked with the Notes to make an offer to purchase such other Indebtedness with any proceeds which constitute Excess Proceeds under the Indenture, we shall make a pro rata offer to the holders of all other parity Indebtedness (including the Notes) with such proceeds. If the aggregate principal amount of Notes and other parity Indebtedness surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Trustee shall select the Notes and other parity Indebtedness to be purchased on a pro rata basis. To the extent that the principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

     Investment Grade Rating. Each Indenture will provide that if, on any date following the issuance of the series of Notes issued under such Indenture, such series of Notes receives an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing (a “Fall Away Event”) then, beginning on that date and continuing at all times thereafter regardless of any subsequent changes in the rating of those Notes, the provisions of such Indenture summarized under the following captions will no longer be applicable to that series of Notes:

     (1) "—Certain Covenants — Limitation on Restricted Payments”;

     (2) a“—Certain Covenants — Limitation on Incurrence of Indebtedness”;

     (3) “—Certain Covenants — Asset Sales”;

     (4) “—Certain Covenants — Dispositions of ETC and Non-Core Assets”;

     (5) “—Certain Covenants — Accounts Receivable Subsidiary”;

     (6) clauses (d)(i) and (ii) of the first paragraph under “—Certain Covenants — Merger, Consolidation, or Sale of Assets”;

     (7) “—Certain Covenants — Transactions with Affiliates”;

     (8) “—Certain Covenants — Excess Proceeds Offer”; and

     (9) “Change of Control Offer”

(collectively, the “Terminated Covenants”).

     In addition to the foregoing, during any period in which a series of Notes has an Investment Grade Rating from one of the Rating Agencies and no Default or Event of Default has occurred and is continuing, the covenants described in clauses (1) through (9) above will not apply to that series of Notes. Upon the termination or suspension of the Terminated Covenants under either of the two preceding paragraphs, the amount of Excess Proceeds for purposes of “— Certain Covenants — Excess Proceeds Offer” shall be set at zero.

Events of Default

     Each Indenture will provide that each of the following shall constitute an Event of Default:

(a) default for 30 days in the payment when due of interest on the Notes issued under such Indenture;

(b) default in payment when due of principal of the Notes issued under such Indenture at maturity, upon repurchase, redemption or otherwise;

(c) failure to comply with the provisions described under “Change of Control Offer,” “Certain Covenants — Transactions with Affiliates,” or “Certain Covenants — Asset Sales”;

(d) default under the provisions described under “Certain Covenants — Limitation on Restricted Payments” or “Certain Covenants — Limitation on Incurrence of Indebtedness” which default remains uncured for 30 days, or the breach of any representation or warranty, or the making of any untrue statement, in any certificate delivered by us pursuant to such Indenture;

(e) failure by us for 60 days after notice from the Trustee or the holders of at least 25% in principal amount then outstanding of the Notes issued under such Indenture to comply with any of our other agreements in such Indenture or the Notes issued under such Indenture;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us and any of our Restricted Subsidiaries), which default is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $200 million or more;

(g) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $200 million or more; provided that any acceleration (other than an acceleration which is the result of a Payment Default under clause (f) above) of Indebtedness under the Outstanding Deferred Payments in aggregate principal amount not to exceed $200 million shall be deemed not to constitute an acceleration pursuant to this clause (g);

(h) failure by us or any of our Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $100 million, which judgments are not stayed within 60 days after their entry;

(i) certain events of bankruptcy or insolvency with respect to ECC, us or any of our Significant Subsidiaries (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

(j) any Guarantee of the Notes issued under such Indenture shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor of the Notes issued under such Indenture, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Notes issued under such Indenture.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount then outstanding of the Notes issued under a given Indenture may declare all the Notes issued under such Indenture to be due and payable immediately (plus, in the case of an Event of Default that is the result of an action by us or any of our Subsidiaries intended to avoid restrictions on or premiums related to redemptions of such Notes contained in such Indenture or such Notes, an amount of premium that would have been applicable pursuant to such Notes or as set forth in such Indenture). Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to us or any Guarantor of the Notes issued under such Indenture described in (i) above, all outstanding Notes issued under such Indenture will become due and payable without further action or notice. Holders of such Notes may not enforce the Indenture or such Notes except as provided in such Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes issued under such Indenture may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of such Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders’ interest.

     The holders of a majority in aggregate principal amount then outstanding of the Notes of a given series, by notice to the Trustee, may on behalf of the holders of all of such Notes waive any existing Default or Event of Default and its consequences under the Indenture for such series of Notes, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, such Notes.

     We are required to deliver to the Trustee, in its capacity as trustee of an Indenture, annually a statement regarding compliance with such Indenture, and we are required upon becoming aware of any Default or Event of Default thereunder to deliver to the Trustee a statement specifying such Default or Event of Default.

     All powers of the Trustee under an Indenture, in its capacity as trustee of such Indenture, will be subject to applicable provisions of the Communications Act, including without limitation the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses.

No Personal Liability of Directors, Owners, Employees, Incorporator and Stockholders

     No director, officer, employee, incorporator or stockholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the Notes, the Guarantees or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     Each Indenture provides that with respect to the Notes issued under such Indenture, we may, at our option and at any time, elect to have all obligations discharged with respect to such series of Notes (“Legal Defeasance”). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by such series of Notes, except for:

(a) the rights of holders of outstanding Notes of such series to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, or on the redemption date, as the case may be;

(b) our obligations with respect to the Notes of such series concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

(d) the Legal Defeasance provisions of such Indenture.

     In addition, each Indenture provides that with respect to the Notes issued under such Indenture, we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in such Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to such Notes. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes of such series.

     In order to exercise either Legal Defeasance or Covenant Defeasance, each Indenture provides that with respect to the Notes issued under such Indenture:

(i)	we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of such Notes, cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Notes of such series on the stated maturity or on the applicable optional redemption date, as the case may be;

(ii)	in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

(A)	we have received from, or there has been published by, the IRS a ruling or

(B)	since the date of such Indenture, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)	in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, such Indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(vi)	we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of such Notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

(vii)	we shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to such Notes have been complied with.

Amendment, Supplement and Waiver

     Except as provided in the next paragraph, each Indenture and the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding under such Indenture that are affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of such Indenture or the Notes issued under such Indenture may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding under such Indenture that are affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for such Notes).

     Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting holder):

(a) reduce the aggregate principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Note;

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on such Notes (except a rescission of acceleration of such Notes by the holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in such Note;

(f) make any change in the provisions of the Indenture under which such Note is issued relating to waivers of past Defaults or the rights of holders of Notes issued under such Indenture to receive payments of principal of or interest on such Notes;

(g) waive a redemption payment or mandatory redemption with respect to any Note; or

(h) make any change in the foregoing amendment and waiver provisions.

     In addition, without the consent of holders of at least 66 2/3% of the principal amount of the Notes then outstanding under a given Indenture, an amendment or a waiver may not make any change to the covenants in such Indenture entitled “Asset Sales,” “Change of Control Offer,” and “Excess Proceeds Offer” (including, in each case, the related definitions) as such covenants apply to such Notes.

     Notwithstanding the foregoing, without the consent of any holder of Notes issued under a given Indenture, we, the Guarantors and the Trustee may amend or supplement such Indenture or the Notes issued thereunder or the Guarantees thereof to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, to provide for the assumption of the obligations of us or any Guarantor to holders of such Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of such Notes or that does not adversely affect the legal rights under such Indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of such Indenture under the Trust Indenture Act.

Concerning the Trustee

     Each Indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with us and our Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

     With respect to the Notes of a given series, the holders of a majority in principal amount of the then outstanding Notes of such series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Each Indenture provides that in case an Event of Default shall occur thereunder (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)	this sentence shall not limit the preceding sentence of this paragraph;

(ii)	the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

     Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request of any holder of Notes issued under such Indenture, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

     Set forth below are certain defined terms used in the Indentures. Reference is made to the Indenture applicable to a series of Notes for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     “Accounts Receivable Subsidiary” means one Unrestricted Subsidiary of us specifically designated as an Accounts Receivable Subsidiary for the purpose of financing our accounts receivable and provided that any such designation shall not be deemed to prohibit us from financing accounts receivable through any other entity, including without limitation any other Unrestricted Subsidiary.

     “Accounts Receivable Subsidiary Notes” means the notes to be issued by the Accounts Receivable Subsidiary for the purchase of accounts receivable.

     “Acquired Debt” means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such specified person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person or the acquisition of such assets, as the case may be.

     “Acquired Subscriber” means a subscriber to a telecommunications service provided by a telecommunications service provider that is not an Affiliate of us at the time we or one of our Restricted Subsidiaries purchases the right to provide telecommunications services to such subscriber from such telecommunications service provider, whether directly or through the acquisition of the entity providing telecommunications services or assets used or to be used to provide telecommunications service to such subscriber.

     “Acquired Subscriber Debt” means (i) Indebtedness, the proceeds of which are used to pay the purchase price for Acquired Subscribers or to acquire the entity which has the right to provide telecommunications services to such Acquired Subscribers or to acquire from such entity or an Affiliate of such entity assets used or to be used in connection with such telecommunications business; provided that such Indebtedness is incurred within three years after the date of the acquisition of such Acquired Subscriber, and (ii) Acquired Debt of any such entity being acquired; provided that in no event shall the amount of such Indebtedness and Acquired Debt for any Acquired Subscriber exceed the sum of the actual purchase price (inclusive of such Acquired Debt) for such Acquired Subscriber, such entity and such assets plus the cost of converting such Acquired Subscriber to usage of a delivery format for telecommunications services made available by us or any of our Restricted Subsidiaries.

     “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control; provided further that no individual, other than a director of ECC or us or an officer of ECC or us with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual’s employment, position or responsibilities by or with respect to ECC, us or any of their or our respective Subsidiaries.

     “Asset Sale” means in a single transaction or a series of related transactions, if we or any Restricted Subsidiary:

(a) sells, leases (in a manner that has the effect of a disposition), conveys or otherwise disposes of any of its assets (including by way of a sale-and-leaseback transaction), other than:

(i)	sales or other dispositions of inventory in the ordinary course of business;

(ii)	sales or other dispositions to us or a Wholly Owned Restricted Subsidiary by us or any Restricted Subsidiary;

(iii)	sales or other dispositions of accounts receivable to DNCC for cash in an amount at least equal to the fair market value of such accounts receivable;

(iv)	sales or other dispositions of rights to construct or launch satellites; and

(v)	sales or other dispositions permitted under “— Dispositions of ETC and Non-Core Assets” (provided that the sale, lease, conveyance or other disposition of all or substantially all of our assets shall be governed by the provisions of the Indenture to a given series of Notes, as described under “— Merger, Consolidation, or Sale of Assets”); or

(b) issues or sells Equity Interests of any Restricted Subsidiary (other than any issue or sale of Equity Interests of ETC or a Subsidiary which constitute a Non-Core Asset permitted under “— Dispositions of ETC and Non-Core Assets”), in either case, which assets or Equity Interests: (1) have a fair market value in excess of $100 million (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors set forth in an officers’ certificate delivered to the Trustee), or (2) are sold or otherwise disposed of for net proceeds in excess of $100 million (each of the foregoing, an “Asset Sale”).

     “Capital Lease Obligation” means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

     “Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

     “Cash Equivalents” means: (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody’s or S&P, respectively, and in each case maturing within twelve months after the date of acquisition; and (f) money market funds offered by any domestic commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

     “Change of Control” means: (a) any transaction or series of transactions the result of which is that any person (other than the Principal or a Related Party) individually owns more than 50% of the total Equity Interest of ECC; (b) the first day on which a majority of the members of the Board of Directors of ECC are not Continuing Directors; or (c) any time that ECC shall cease to beneficially own 100% of our Equity Interests.

     “Consolidated Cash Flow” means, with respect to any person for any period, the Consolidated Net Income of such person for such period, plus, to the extent deducted in computing Consolidated Net Income: (a) provision for taxes based on income or profits; (b) Consolidated Interest Expense; (c) depreciation and amortization (including amortization of goodwill and other intangibles) of such person for such period; and (d) any extraordinary loss and any net loss realized in connection with any Asset Sale, in each case, on a consolidated basis determined in accordance with GAAP, provided that Consolidated Cash Flow shall not include interest income derived from the net proceeds of the offering of the Notes.

     “Consolidated Interest Expense” means, with respect to any person for any period, consolidated interest expense of such person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, non-cash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; provided, however, that with respect to the calculation of the consolidated interest expense of us, the interest expense of Unrestricted Subsidiaries shall be excluded.

     “Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries or, if such person is EDBS, of EDBS and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (a) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person, in the case of a gain, or to the extent of any contributions or other payments by the referent person, in the case of a loss; (b) the Net Income of any person that is a Subsidiary that is not a Wholly Owned Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person; (c) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (d) the Net Income of any Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; and (e) the cumulative effect of a change in accounting principles shall be excluded.

     “Consolidated Net Tangible Assets” means, with respect to any person, the aggregate amount of assets of such person (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities, and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of such person and its consolidated Subsidiaries as of the end of the most recently ended fiscal quarter and computed in accordance with GAAP.

     “Consolidated Net Worth” means, with respect to any person, the sum of: (a) the stockholders’ equity of such person; plus (b) the amount reported on such person’s most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less: (i)all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indentures in the book value of any asset owned by such person or a consolidated Subsidiary of such person; and (ii) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined on a consolidated basis in accordance with GAAP.

     “Continuing Director” means, as of any date of determination, any member of the Board of Directors of ECC who: (a) was a member of such Board of Directors on the date of the Indentures; or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.

     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     “Deferred Payments” means Indebtedness to satellite construction or launch contractors incurred after the date of the Indentures in connection with the construction or launch of one or more satellites of us or our Restricted Subsidiaries used by us and/or them in the businesses described in the covenant "— Limitations on Activities of the Issuer” in an aggregate amount not to exceed $200 million at any one time outstanding.

     “DNCC” means Dish Network Credit Corporation, a Colorado corporation.

     “Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which a given series of Notes matures; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after such Notes have been paid in full.

     “EDBS” means EchoStar DBS Corporation, a Colorado corporation.

     “EDBS Exchange Indenture” means the indenture dated November 4, 2002 among EDBS, the guarantors of the EDBS Exchange Notes named therein and U.S. Bank National Association, as trustee, as the same may be amended, modified or supplemented from time to time.

     “EDBS Exchange Notes” means the $1,000,000,000 aggregate principal original issue amount of 103/8 % Senior Notes due 2007 issued by EDBS.

     “EDBS Notes” means the 2001 EDBS Notes, the 1999 EDBS Notes and the EDBS Exchange Notes.

     “EDBS Notes Indentures” means the 2001 EDBS Notes Indenture, the 1999 EDBS Notes Indenture and the EDBS Exchange Indenture.

     “EchoStar Dish Network” means the direct broadcast satellite service of us and our Subsidiaries.

     “Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated Investment Grade at the time as of which any investment or rollover therein is made.

     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     “ESLLC” means EchoStar Satellite L.L.C., a Colorado limited liability company.

     “ETC” means EchoStar Technologies Corporation, a Texas corporation.

     “Existing Indebtedness” means the Notes and any other Indebtedness of us and our Subsidiaries in existence on the date of the Indentures until such amounts are repaid.

     “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indentures shall utilize GAAP as in effect on the date of the Indentures.

     “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     “Guarantee” means a guarantee by a Guarantor of a given series of Notes.

     “Hedging Obligations” means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

     “Indebtedness” means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

     “Indebtedness to Cash Flow Ratio” means, with respect to any person, the ratio of: (a) the Indebtedness of such person and its Subsidiaries (or, if such person is EDBS, of EDBS and its Restricted Subsidiaries) as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter; to (b) such person’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the “Measurement Period”); provided, however, that if such person or any of its Subsidiaries (or, if such person is the Issuer, any of its Restricted Subsidiaries) consummates an acquisition, merger or other business combination or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period for which the calculation of the Indebtedness to Cash Flow Ratio is made, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such transaction(s) as if the same had occurred at the beginning of the applicable period.

     “Investment Grade” means, with respect to a security, that such security is rated at least BBB— or higher by S&P or Baa3 or higher by Moody’s (or, in the event of a change in ratings systems, the equivalent of such ratings by S&P or Moody’s), or the equivalent rating of another nationally recognized statistical rating organization.

     “Investments” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent status) of any jurisdiction).

     “Marketable Securities” means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of us) with an Investment Grade rating, at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

     “Maximum Secured Amount” means 3.0 times the Trailing Cash Flow Amount, or, if greater and following a Fall Away Event, 15% of our Consolidated Net Tangible Assets.

     “Moody’s” means Moody’s Investor Services, Inc.

     “Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss) and excluding any unusual gain (but not loss) relating to recovery of insurance proceeds on satellites, together with any related provision for taxes on such extraordinary gain (but not loss).

     “Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by us or any Restricted Subsidiary to cash.

     “1999 EDBS Notes” means the $1,625,000,000 aggregate principal original issue amount of 9 3/8% Senior Notes due 2009 issued by EDBS.

     “1999 EDBS Notes Indenture” means the indenture dated January 25, 1999 among EDBS, the guarantors of the 1999 EDBS Notes named therein and U.S. Bank National Association, as trustee, as the same may be amended, modified or supplemented from time to time.

     “Non-Core Assets” means:

     (1) all intangible present and possible future authorizations, rights, interests and other intangible assets related to all “western” direct broadcast satellite orbital locations other than the 148 degree orbital slot (as the term “western” is used by the FCC) held by us and/or any of our Subsidiaries at any time, including without limitation the authorization for three direct broadcast satellite frequencies at the 157 degree orbital location;

     (2) all intangible present and possible future authorizations, rights, interests and other intangible assets related to the fixed satellite service in the Ku-band, Ka-band and C-band held by us and/or any of our Subsidiaries at any time, including without limitation the license of ESLLC for a two satellite Ka/Ku-band system at the 83 degree and the 121 degree orbital location, the application of ESLLC to add C-band capabilities to a Ku-band satellite authorized at 83 degree orbital location, and ESLLC’s pending applications for Ka-band and extended Ku-band satellites related to the fixed satellite service;

     (3) all present and possible future intangible authorizations, rights, interests and other intangible assets related to the mobile satellite service held by us and/or any of our Subsidiaries at any time, including without limitation the license of E-SAT, Inc. for a low-earth orbit mobile satellite service system;

     (4) all present and possible future intangible authorizations, rights, interests and other intangible assets related to local multi-point distribution service; and

     (5) any Subsidiary of us the assets of which consist solely of (i) any combination of the foregoing, and (ii) other assets to the extent permitted under the provision described under the second paragraph of “Certain Covenants — Dispositions of ETC and Non-Core Assets.”

     “Non-Recourse Indebtedness” of any person means Indebtedness of such person that: (i) is not guaranteed by any other person (except a Wholly Owned Subsidiary of the referent person); (ii) is not recourse to and does not obligate any other person (except a Wholly Owned Subsidiary of the referent person) in any way; (iii) does not subject any property or assets of any other person (except a Wholly Owned Subsidiary of the referent person), directly or indirectly, contingently or otherwise, to the satisfaction thereof; and (iv) is not required by GAAP to be reflected on the financial statements of any other person (other than a Subsidiary of the referent person) prepared in accordance with GAAP.

     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     “Permitted Investments” means: (a) Investments in us or in a Wholly Owned Restricted Subsidiary that is a Guarantor; (b) Investments in Cash Equivalents and Marketable Securities; and (c) Investments by us or any of our Subsidiaries in a person if, as a result of such Investment: (i) such person becomes a Wholly Owned Restricted Subsidiary and becomes a Guarantor, or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Wholly Owned Restricted Subsidiary that is a Guarantor; provided that if at any time a Restricted Subsidiary shall cease to be a Subsidiary of us, we shall be deemed to have made a Restricted Investment in the amount of its remaining investment, if any, in such former Subsidiary.

     “Permitted Liens” means:

(a) Liens securing the Notes and Liens securing any Guarantee;

(b) Liens securing the Deferred Payments;

(c) Liens securing any Indebtedness permitted under the covenant described under “Limitation on Incurrence of Indebtedness” above; provided that such Liens under this clause (c) shall not secure Indebtedness in an amount exceeding the Maximum Secured Amount at the time that such Lien is incurred;

(d) Liens securing Purchase Money Indebtedness, provided that such Indebtedness was permitted to be incurred by the terms of the applicable Indenture and such Liens do not extend to any of assets of us or our Restricted Subsidiaries other than the assets so acquired;

(e) Liens securing Indebtedness the proceeds of which are used to develop, construct, launch or insure any satellites other than EchoStar I, EchoStar II, EchoStar III, EchoStar IV, provided that such Indebtedness was permitted to be incurred by the terms of the applicable Indenture and such Liens do not extend to any of assets of us or our Restricted Subsidiaries other than such satellites being developed, constructed, launched or insured, and to the related licenses, permits and construction, launch and TT&C contracts;

(f) Liens on orbital slots, licenses and other assets and rights of us, provided that such orbital slots, licenses and other assets and rights relate solely to the satellites referred to in clause (e) of this definition;

(g) Liens on property of a person existing at the time such person is merged into or consolidated with us or any of our Restricted Subsidiaries, provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;

(h) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary,” provided that such Liens were not incurred in connection with, or in contemplation of, such designation;

(i) Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary of us; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any of our Restricted Subsidiaries other than the property so acquired;

(j) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefore;

(k) Liens existing on the date of the Indentures;

(l) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(m) Liens incurred in the ordinary course of the business of us or any of our Restricted Subsidiaries (including, without limitation, Liens securing Purchase Money Indebtedness) with respect to obligations that do not exceed $50 million in principal amount in the aggregate at any one time outstanding;

(n) Liens securing Indebtedness in an amount not to exceed $50 million incurred pursuant to clause (11) of the second paragraph of the covenant described under “Limitation on Incurrence of Indebtedness”;

(o) Liens on any asset of us or any of our Restricted Subsidiaries securing Indebtedness in an amount not to exceed $25 million;

(p) Liens securing Indebtedness permitted under clause (12) of the second paragraph of the provision described under “Limitation on Incurrence of Indebtedness”; provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced;

(q) any interest or title of a lessor under any Capital Lease Obligations; provided that such Capital Lease Obligation is permitted under the other provisions of the applicable Indenture;

(r) Liens permitted to be incurred under the EDBS Notes Indentures;

(s) Liens not provided for in clauses (a) through (r) above, securing Indebtedness incurred in compliance with the terms of the applicable Indenture; provided that the Notes issued under such Indenture are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secured Indebtedness that is subordinated to the Notes issued under such Indenture, such Lien shall be subordinated to and be later in priority than the Notes issued under such Indenture on the same basis; and

(t) extensions, renewals or refundings of any Liens referred to in clauses (a) through (q) above; provided that (i) any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced, and (ii) any extension, renewal or refunding of a Lien originally incurred pursuant to clause (c) above shall not secure Indebtedness in an amount greater than the Maximum Secured Amount at the time of such extension, renewal or refunding.

     “Preferred Equity Interest,” in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class in such person.

     “Principal” means Charles W. Ergen.

     “Purchase Money Indebtedness” means (i) Indebtedness of us or any Guarantor incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of persons that are not our Affiliates or Guarantors): (a) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (b) to the extent that no more than $50 million of such Indebtedness at any one time outstanding is recourse to us or any of our Restricted Subsidiaries or any of their respective assets, other than the assets so purchased; and (ii) Indebtedness of us or any Guarantor which refinances Indebtedness referred to in clause (i) of this definition; provided that such refinancing satisfies subclauses (a) and (b) of such clause (i).

     “Rating Agencies” means:

(a) S&P;

(b) Moody’s; or

(c) if S&P or Moody’s or both shall not make a rating of a given series of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody’s or both, as the case may be.

     “Receivables Trust” means a trust organized solely for the purpose of securitizing the accounts receivable held by the Accounts Receivable Subsidiary that:

(a) shall not engage in any business other than (i) the purchase of accounts receivable or participation interests therein from the Accounts Receivable Subsidiary and the servicing thereof, (ii) the issuance of and distribution of payments with respect to the securities permitted to be issued under clause (b) below, and (iii) other activities incidental to the foregoing;

(b) shall not at any time incur Indebtedness or issue any securities, except (i) certificates representing undivided interests in the trust issued to the Accounts Receivable Subsidiary, and (ii) debt securities issued in an arm’s length transaction for consideration solely in the form of cash and Cash Equivalents, all of which (net of any issuance fees and expenses) shall promptly be paid to the Accounts Receivable Subsidiary; and

(c) shall distribute to the Accounts Receivable Subsidiary as a distribution on the Accounts Receivable Subsidiary’s beneficial interest in the trust no less frequently than once every six months all available cash and Cash Equivalents held by it, to the extent not required for reasonable operating expenses or reserves therefor or to service any securities issued pursuant to clause (b) above that are not held by the Accounts Receivable Subsidiary.

     “Related Party” means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal, and (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest.

     “Restricted Investment” means an Investment other than Permitted Investments.

     “Restricted Subsidiary” or “Restricted Subsidiaries” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more Subsidiaries of us or a combination thereof, other than Unrestricted Subsidiaries.

     “S&P” means Standard & Poor’s Rating Services.

     “Satellite Receiver” means any satellite receiver capable of receiving programming from the EchoStar Dish Network.

     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation as in effect on the date of the Indentures.

     “Subsidiary” or “Subsidiaries” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

     “Trailing Cash Flow Amount” means our Consolidated Cash Flow during the most recent four fiscal quarters for which financial statements are available; provided that if we or any of our Restricted Subsidiaries consummates a merger, acquisition or other business combination or an Asset Sale or other disposition of assets subsequent to the commencement of such period but prior to or contemporaneously with the event for which the calculation of Trailing Cash Flow Amount is made, then Trailing Cash Flow Amount shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period.

     “TT&C” means telemetry, tracking and control.

     “2001 EDBS Notes” means the $700,000,000 aggregate principal original issue amount of 91/8% Senior Notes due 2009 issued by the Company.

     “2001 EDBS Notes Indenture” means the indenture dated December 28, 2001 among the Company and U.S. Bank National Association, as trustee, as the same may be amended, modified or supplemented from time to time.

     “Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means: (A) E-Sat, Inc., Wright Travel Corporation, EchoStar Real Estate Corporation V, EchoStar International (Mauritius) Ltd., EchoStar Manufacturing & Distribution Private Ltd. India, Satrec Mauritius Ltd., Celsat America, WS Acquisition L.L.C., Flextracker Sdn. Bhd., Echosphere De Mexico S. De R.L. De C.V., and EIC Spain, S.L.; and (B) any Subsidiary of us designated as an Unrestricted Subsidiary in a resolution of our Board of Directors:

(a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by us or any other Subsidiary of us (other than another Unrestricted Subsidiary), (ii) is recourse to or obligates us or any other Subsidiary of us (other than another Unrestricted Subsidiary) in any way, or (iii) subjects any property or asset of us or any other Subsidiary of us (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof;

(b) with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or is subject to an obligation of any kind, written or oral, other than on terms no less favorable to us or such other Subsidiary than those that might be obtained at the time from persons who are not our Affiliates; and

(c) with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock or other equity interests therein, or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results;

provided, however, that neither ESLLC nor Echosphere L.L.C. may be designated as an Unrestricted Subsidiary. If at any time after the date of the Indentures we designate an additional Subsidiary (other than ETC or a Subsidiary that constitutes a Non-Core Asset) as an Unrestricted Subsidiary, we will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than ten business days following a request from the Trustee, which certificate shall cover the six months preceding the date of the request) of such Subsidiary and to have incurred all Indebtedness of such Unrestricted Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary of us if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

     “Weighted Average Life To Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness, into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     “Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary of us that is a Restricted Subsidiary.

     “Wholly Owned Subsidiary” means, with respect to any person, any Subsidiary all of the outstanding voting stock (other than directors’ qualifying shares) of which is owned by such person, directly or indirectly.

DESCRIPTION OF OTHER INDEBTEDNESS

Our 9 1/8% Notes due 2009 and 10 3/8% Senior Notes due 2007

     Our $455 million of 91/8% Senior Notes due 2009 and $1.0 billion of 103/8% Senior Notes due 2007 are governed by indentures that are similar in certain respects to the indentures that will govern the Notes. However, these existing indentures also contain provisions that are different from those that will be contained in the indentures that will govern the Notes including, but not limited to, those in respect of maturity, interest rates, redemption prices and periods during which we may exercise our options to redeem the notes issued thereunder, as well as in respect of the scope and content of many of the restrictive covenants contained therein. These existing notes are guaranteed on a senior basis by our principal operating subsidiaries. Copies of these existing indentures may be obtained at http://www.sec.gov and from us.

     Effective February 1, 2004 we completed the redemption of our $1.625 billion of 93/8% Senior Notes due 2009.

REGISTRATION RIGHTS

     We are making the exchange offer to comply with our obligations under the registration rights agreement to register the exchange of the Notes for the old notes. In the registration rights agreement, we also agreed under certain circumstances, described below, to file a shelf registration statement to register the resale of certain old notes and Notes. The following summary of the registration rights that are provided in the registration rights agreement and the Notes is not complete. You should refer to the registration rights agreement and the Notes for a full description of the registration rights that apply to the Notes.

     We and the initial purchasers entered into the registration rights agreement on October 2, 2003. In the registration rights agreement relating to the Notes, we agreed to file the exchange offer registration statement relating to the Notes with the SEC within 180 days of the closing date of the initial sale of the Notes to the initial purchasers, and use our best efforts to have it then declared effective within 270 days of the closing date. We also agreed to use our best efforts to cause that exchange offer registration statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and cause the exchange offer to be consummated no later than the 315th day after that closing date. Pursuant to the exchange offer, certain holders of notes which constitute “transfer restricted securities” will be allowed to exchange their transfer restricted securities for registered Notes.

     If (i) the exchange offer is not permitted by applicable law or policy of the SEC, or (ii) any holder of notes which are transfer restricted securities notifies us prior to the 20th business day following the consummation of such exchange offer that (a) it is prohibited by law or policy of the SEC from participating in the exchange offer, (b) it may not resell the Notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds notes acquired directly from us or any of our affiliates, we will file with the SEC a shelf registration statement to register for public resale the transfer restricted securities held by any such holder who provides us with certain information for inclusion in the shelf registration statement.

     For purposes of the registration rights agreement, “transfer restricted securities” means each note until the earliest on the date of which (i) such note is exchanged in the exchange offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such note has been disposed of in accordance with the shelf registration statement, (iii) such note is disposed of by a broker-dealer pursuant to the “Plan of Distribution” contemplated by the exchange offer registration statement (including delivery of the prospectus contained therein), or (iv) such note may be distributed to the public pursuant to Rule 144 under the Securities Act.

     The registration rights agreement provides that the following events will constitute a “registration default”:

•	if we fail to file an exchange offer registration statement with the SEC on or prior to the 180th day after the closing date of the initial sale of the Notes to the initial purchasers;

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to the 270th day after that closing date;

•	if the exchange offer is not consummated on or before the 315th day after that closing date;

•	if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the 120th day after that closing date or the 30th day after such filing obligation arises;

•	if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 180th day after the obligation to file a shelf registration statement arises; or

•	except in certain circumstances, if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter (and before the second anniversary of the initial sale) ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability.

     If there is a registration default, then we will pay to each holder of transfer restricted securities affected thereby additional interest in an amount equal to $0.05 per week per $1,000 in principal amount of transfer restricted securities held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of that registration default. The amount of the additional interest shall increase by an additional $0.05 per week per $1,000 in principal amount of transfer restricted securities with respect to each subsequent 90-day period until all registration defaults have been cured or until the transfer restricted securities become freely tradable without registration under the Securities Act, up to a maximum amount of additional interest of $0.30 per week per $1,000 in principal amount of transfer restricted securities. We shall not be required to pay additional interest for more than one of these registration defaults at any given time. Following the cure of all of these registration defaults, the accrual of additional interest will cease.

     We will pay all accrued interest to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

     Holders of notes are required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and are required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above.

SUMMARY OF CERTAIN UNITED STATES
FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain material United States federal income tax consideration that may be relevant to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary deals only with holders that will hold the Notes as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as dealers and certain traders in securities, financial institutions, life insurance companies, tax-exempt entities, persons holding the Notes as part of a hedging or conversion transaction, a straddle or a constructive sale, persons whose functional currency is not the United States dollar, and holders of notes that did not acquire the Notes in the initial distribution thereof at their original issue price. In addition, this discussion does not consider the effect of any estate, gift or other tax laws.

     As used in this summary:

•	A “United States Holder” means a beneficial owner of the Notes, who or that:

(a) is a citizen or resident of the United States;

(b) is a domestic corporation;

(c) is an estate the income of which is subject to United States federal income taxation regardless of its source; or

(d) is a trust if a United States court is able to exercise supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust;

•	A “Foreign Holder” is a beneficial owner of note who or that:

(a) is a non-resident alien individual;

(b) is a foreign corporation;

(c) is a foreign partnership; or

(d) is an estate or trust that, in either case, is not subject to United States federal income tax on a net income basis on income or gain from a note;

•	“Code” means the United States Internal Revenue Code of 1986, as amended to date; and

•	“IRS” means the United States Internal Revenue Service.

     THE DISCUSSION OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS BELOW IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, THE APPLICABLE TREASURY REGULATIONS PROMULGATED AND PROPOSED UNDER THE CODE, JUDICIAL DECISIONS AND ADMINISTRATIVE INTERPRETATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND THE PARTICULAR TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGE IN THE TAX LAWS.

United States Holders

     The Exchange Offer. If you exchange an old note for an exchange note in the exchange offer, the exchange will not be a taxable transaction for United States federal income tax purposes. Accordingly, you will not recognize any gain or loss when you receive the exchange note, and you will be required to continue to include interest on the exchange note in gross income as described below. Your holding period for the exchange note will include your holding period for the old note exchanged therefor, and your adjusted tax basis in the exchange note will be the same as your adjusted tax basis in such old note, in each case immediately before the exchange.

     If the IRS disagreed and treated the exchange of an old note for an exchange note in the exchange offer as a taxable transaction, the United States federal income tax consequences to you generally would be as described below under “Disposition of Notes.”

     Stated Interest. A United States Holder will be required to include in gross income the stated interest on a note at the time that such interest accrues or is received, in accordance with the United States Holder’s regular method of accounting for federal income tax purposes.

     Sale, Exchange or Redemption of the Notes. A United States Holder’s tax basis in a note will generally be its cost. Except as provided under “Exchange Offer,” a United States Holder generally will recognize gain or loss on the sale, exchange or retirement (including a redemption by us) of a note in an amount equal to the difference between the amount of cash plus the net fair market value of any property received (except to the extent attributable to accrued interest which is taxable as ordinary income), and the United States Holder’s tax basis in the note. Gain or loss recognized on the sale, exchange or retirement of a note generally will be a capital gain or loss. Capital gain of a non-corporate United States Holder is generally taxed at a maximum rate of 20% where the property is held more than one year, and 18% where the property is held more than five years. The deductibility of capital losses is subject to certain limitations.

     Registration Rights. The interest rate on the Notes is subject to increase if the Notes are not registered with the SEC within prescribed time periods. See “Registration Rights.” However, under applicable United States Treasury regulations, the possibility of an additional payment on the Notes may be disregarded for the purposes of determining the amount of interest on the Notes if on the date the Notes are issued the possibility of such a payment is incidental or remote. We intend to treat the possibility that the Notes will not be registered within the prescribed time periods as a remote or incidental contingency, and therefore we believe that any additional interest resulting from a failure to register the Notes will be taxable to United States Holders only at the time it accrues or is received in accordance with each such holder’s method of accounting.

     Our determination that there is a remote likelihood of paying additional interest on the Notes is binding on each United States Holder unless the holder explicitly discloses in the manner required by applicable United States Treasury regulations that its determination is different from ours. Our determination is not, however, binding on the IRS.

     Exchange Offer. An exchange of old notes for Notes should not result in a taxable exchange of the Notes for United States federal income tax purposes and holders should not recognize any gain or loss upon receipt of the Notes. Accordingly, the Notes should have the same issue price, adjusted tax basis and holding period in the Notes that the holder had in the old notes immediately before the exchange offer.

Foreign Holders

     Stated Interest. Payments of interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

•	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the holder is not a controlled foreign corporation that is related to us through stock ownership; and

•	the United States payor does not have actual knowledge or reason to know that you are a United States person and:

     (1) you have furnished to the United States payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

     (2) in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as a non-United States person,

     (3) the United States payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

•	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

•	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

•	a United States branch of a non-United States bank or of a non-United States insurance company, and the withholding partnership, qualified intermediary or United States branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

     (4) the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

•	certifying to the United States payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

•	to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

     (5) the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations.

     For purposes of this summary, we refer to this exemption from United States federal withholding tax as the “Portfolio Interest Exemption.”

     The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

     A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by the Foreign Holder. Such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

     To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Foreign Holder must provide a properly executed United States Treasury Form W-8BEN or Form W-8ECI (or a suitable substitute form), as applicable, prior to the payment of interest. Such certificate must contain, among other information, the name and address of the Foreign Holder.

     Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

     Sale, Exchange or Redemption of the Notes. A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of notes for cash unless:

•	the Foreign Holder is an individual who was present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met (“United States Resident”), or

•	the gain is “effectively connected” with the conduct of a trade or business of the Foreign Holder in the United States (“Effectively Connected Income”) and, if an applicable tax treaty so provides, such gain is attributable to a United States permanent establishment maintained by such holder.

     Effectively Connected Income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

     Exchange Offer. An exchange of old notes for Notes should not result in a taxable exchange of the Notes for United States federal income tax purposes and holders should not recognize any gain or loss upon receipt of the Notes. Accordingly, the Notes should have the same issue price, adjusted tax basis and holding period in the exchange notes that the holder had in the old notes immediately before the exchange offer.

Information Reporting and Backup Withholding

     Certain non-corporate United States Holders may be subject to information reporting requirements on payments of principal and interest on a note and payments of the proceeds of the sale of a note, and backup withholding tax may apply to such payment if the United States Holder:

•	fails to furnish an accurate taxpayer identification number to the payer in the manner required,

•	is notified by the IRS that he has failed to report payments of interest or dividends properly, or

•	under certain circumstances, fails to comply with certain certification requirements.

     Information reporting requirements will apply to payments of interest to Foreign Holders where such interest is subject to withholding or exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption discussed above. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

     Backup withholding and information reporting will not apply to payments of principal on the Notes by us to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge or reason to know that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

     Payment of the proceeds from the disposition of notes to or through the United States office of a broker will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the Foreign Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

     Payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a United States related person generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:

•	a “controlled foreign corporation” for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business;

•	a foreign partnership, if at any time during its tax year:

(a) one or more of its partners are “United States persons,” as defined in United States treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

(b) such foreign partnership is engaged in the conduct of a United States trade or business.

     In the case of the payment of proceeds from the disposition of notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the payments may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no actual knowledge or reason to know to the contrary. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Holder’s United States federal income tax liability provided certain required information is furnished to the IRS.

     Holders of notes should consult their tax advisors regarding the application of the information and reporting and backup withholding rules, including such treasury regulations.

     THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF HIS, HER OR ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF NOTES SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THE HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OR SUBSEQUENT REVISIONS OF THESE TAX LAWS.

SUMMARY OF CERTAIN UNITED STATES ERISA CONSIDERATIONS

     Any United States employee benefit plan that proposes to purchase the Notes should consult with its counsel with respect to the potential consequences of such investment under the fiduciary responsibility provisions of the United States Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, and the prohibited transaction provisions of ERISA and the Code.

     ERISA and the Code impose certain requirements on employee benefit plans and certain other retirement plans and arrangements, including individual retirement accounts and annuities, that are subject to ERISA and/or the Code, which we refer to as ERISA Plans, and on persons who are fiduciaries with respect to such ERISA Plans. A person who exercises discretionary authority or control with respect to the management or assets of an ERISA Plan will be considered a fiduciary of the ERISA Plan under ERISA. In accordance with ERISA’s general fiduciary standards, before investing in the Notes, an ERISA Plan fiduciary should determine whether such an investment is permitted under the governing ERISA Plan instruments and is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and the Code prohibit certain transactions involving the assets of an ERISA Plan and persons who have certain specified relationships to the ERISA Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code). Thus, an ERISA Plan fiduciary considering an investment in the Notes should also consider whether such an investment may constitute or give rise to a prohibited transaction under ERISA or the Code and whether an administrative exemption may be applicable to such investment.

     The acquisition of the Notes by an ERISA Plan could be a prohibited transaction if either ECC, an initial purchaser or any of their respective affiliates, which we refer to as an Offering Participant, are parties in interest or disqualified persons with respect to the ERISA Plan. Any prohibited transaction could be treated as exempt under ERISA and the Code if the Notes were acquired pursuant to and in accordance with one or more “class exemptions” issued by the United States Department of Labor, which we refer to as DOL, such as Prohibited Transaction Class Exemption, which we refer to as PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds) or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). Prior to acquiring the Notes in this offering, an ERISA Plan or fiduciary should determine either that none of the Offering Participants is a party in interest or disqualified person with respect to the ERISA Plan or that an exemption from the prohibited transaction rules is available for such acquisition.

     An ERISA Plan fiduciary considering the purchase of the Notes should consult its tax and/or legal advisors regarding ECC, the availability, if any, of exemptive relief from any potential prohibited transaction and other fiduciary issues and their potential consequences. Each purchaser acquiring the Notes with the assets of an ERISA Plan with respect to which any Offering Participant is a party in interest or a disqualified person shall be deemed to have represented that a statutory or an administrative exemption from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code is applicable to such purchaser’s acquisition of the Notes.

BOOK-ENTRY, DELIVERY AND FORM

     We will issue the Notes sold in the form of one or more global Notes. The global Notes will be deposited with, or on behalf of, the clearing agency registered under the Securities Exchange Act of 1934, or the Exchange Act, that is designated to act as the depositary for the Notes and registered in the name of the depositary or its nominee. The Depository Trust Company (“DTC”) will be the initial depositary.

     Beneficial interests in all global Notes and all certificated notes, if any, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors.” In addition, transfer of beneficial interests in any global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, which may change from time to time. Citibank, N.A. is acting initially as depositary for Clearstream Banking and The Chase Manhattan Bank is acting initially as depositary for Euroclear.

     Except as set forth below, the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Depositary Procedures

     DTC has advised us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies;

•	clearing corporations; and

•	certain other organizations.

     Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     We expect that pursuant to the procedures established by DTC (i) upon the issuance of the global Notes, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global Notes to the accounts of participants, and (ii) ownership of beneficial interests in the global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global Notes other than participants). The accounts to be credited will be designated by the initial purchasers of the beneficial interests. Ownership of beneficial interests in global Notes is limited to participants or persons that may hold interests through participants.

     So long as DTC or its nominee is the registered holder and owner of the global Notes, DTC or its nominee, as the case may be, will be considered the sole legal owner of the Notes represented by the global Notes for all purposes under the indenture and the Notes. Except as set forth below, owners of beneficial interests in the global Notes will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global Notes. We understand that under existing practice, in the event an owner of a beneficial interest in a global exchange note desires to take any action that DTC, as the holder of the global Notes, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in global Notes will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Banking.

     We will make payments of the principal of, and interest on, the Notes represented by the global Notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global Notes.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the global Notes;

•	maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and indirect participants and the owners of beneficial interests in global Notes.

     Unless and until it is exchanged in whole or in part for definitive notes, global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream Banking will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream Banking, as applicable. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions which require physical delivery or to pledge notes, the holder must transfer its interest in the global Notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream Banking participants, on the other hand, will be effected in DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, these crossmarket transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositories for Euroclear or Clearstream Banking.

     Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a global exchange note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Banking, as the case may be) immediately following the DTC settlement date, and the credit of any transaction interests in a global exchange note settled during the processing day will be reported to the relevant Euroclear or Clearstream Banking participant on that day. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in global Notes by or through a Euroclear or Clearstream Banking participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day following settlement in DTC.

     We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global Notes are credited and only in respect of the portion of the aggregate principal amount of the Notes as to which the participant or participants has or have given direction. However, if there is an event of default under the Notes, DTC will exchange the global Notes for definitive notes, which it will distribute to its participants. These definitive notes are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer. Although we expect that DTC, Euroclear and Clearstream Banking will agree to the foregoing procedures in order to facilitate transfers of interests in global Notes among participants of DTC, Euroclear and Clearstream Banking, DTC, Euroclear and Clearstream Banking are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee has any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the global Notes or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive notes in exchange for the global Notes. The definitive notes will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

     The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, including “Exxon Capital Holdings Corporation,” available May 13, 1988, “Morgan Stanley & Co. Incorporated,” available June 5, 1991, “Mary Kay Cosmetics, Inc.,” available June 5, 1991, and “Warnaco, Inc.,” available October 11, 1991, we believe that Notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders so long as such holder is not (i) our affiliate, (ii) a broker-dealer who acquired old notes directly from us or our affiliate or (iii) a broker-dealer who acquired old notes as a result of market-making or other trading activities. Offers, sales and transfers may be made without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Notes and that participating broker-dealers receiving Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such Notes. To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer (other than a resale of an unsold allotment from the sale of the old notes to the initial purchasers) with the prospectus contained in the registration statement relating to the exchange offer. Pursuant to the registration rights agreement, we have agreed to permit participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such Notes. We have agreed that, for a period of one year after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any broker-dealer that requests such documents in the letter of transmittal for the exchange offer. Each holder of the old notes who wishes to exchange its old notes for Notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.” In addition, each holder who is a broker-dealer and who receives Notes for its own account in exchange for the old notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Notes.

     We will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Notes. Any broker-dealer that resells Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

     Banc of America Securities LLC and Credit Suisse First Boston Corporation will pay up to $540,000 of out-of-pocket expenses (other than commissions or concessions of any brokers or dealers) that we reasonably incur in connection with the registration of the Notes, including SEC filing fees and the fees of our counsel and independent accountants, as set forth in the purchase agreement relating to the offering of the old notes. We will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

     Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for Notes in the exchange offer, on terms that may differ from those contained in the registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding old notes have been exchanged for Notes pursuant to the terms and conditions herein.

VALIDITY OF THE NOTES

     The validity of the Notes offered hereby will be passed upon on our behalf by Sullivan & Cromwell LLP, Palo Alto, California. Sullivan & Cromwell LLP will rely on the opinion of David K. Moskowitz, Esq., Senior Vice President, General Counsel and Secretary of EDBS, as to matters of Colorado law. As of March 22, 2004, Mr. Moskowitz was the beneficial owner of 910,515 shares of ECC’s Class A Common Stock.

EXPERTS

     The consolidated financial statements of Echostar DBS Corporation and subsidiaries as of December 31, 2003 and 2002, and for the years then ended, have been incorporated by reference in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audit report covering the December 31, 2002, consolidated financial statements refers to (a) a change in the method of accounting for goodwill and intangible assets, and (b) to the restatement of the consolidated financial statements, as of and for the year ended December 31, 2002.

     Arthur Andersen LLP was our independent public accountant with respect to our financial statements for the year ended December 31, 2001. Such financial statements are incorporated by reference in reliance upon the report of Arthur Andersen dated February 27, 2002, and upon their authority as experts in accounting and auditing. Arthur Andersen LLP was indicted by the United States Department of Justice on federal obstruction of justice charge in early 2002, and ceased performing audits of public companies. The opinion of Arthur Andersen LLP incorporated by reference herein, covers our financial statements for the year ended December 31, 2001. The opinion is a copy of the audit report previously issued by Arthur Andersen LLP in connection with our annual report on Form 10-K for the year ended December 31, 2001. Arthur Andersen LLP has not reissued such report.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We are incorporating by reference certain information that we have filed under the informational requirements of the Securities Exchange Act of 1934. The information contained in the documents we are incorporating by reference is considered part of this prospectus. We are incorporating by reference the following documents that we have already filed with the SEC:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2003;

(b) Our Current Report on Form 8-K, dated February 2, 2004.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the exchange offer is completed are incorporated into this prospectus by reference and will constitute part of this prospectus from the date they are filed.

EchoStar DBS Corporation

$1,000,000,000 5¾% Senior Notes due 2008

$1,000,000,000 6 3/8% Senior Notes due 2011

$500,000,000 Floating Rate Senior Notes due 2008

PROSPECTUS

                    , 2004

    All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

    The exchange agent for the exchange offers is:

U.S. BANK NATIONAL ASSOCIATION

By Facsimile for Eligible Institutions:
(651) 495-8158
Attention: Specialized Finance Department

Confirm by telephone:
(800) 934-6802

By Mail/Overnight Courier/Hand:
U.S. Bank National Association
Attention: Specialized Finance Department
60 Livingston Avenue
St. Paul, Minnesota 55107

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

     The following subparagraphs briefly describe indemnification provisions for directors, officers and controlling persons of the Registrant against liability, including liability under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Colorado Corporations

     As provided in the Articles of Incorporation of the Registrant, a Colorado corporation, the Registrant may eliminate or limit the personal liability of a director of the Registrant or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that such provision shall not eliminate or limit the liability of a director to the Registrant or to its shareholders for monetary damages for: any breach of the director’s duty of loyalty to the Registrant or to its shareholders; acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or any transaction from which the director derived an improper personal benefit. No such provisions eliminate or limit the liability of a director to the Registrant or to its shareholders for monetary damages for any act or omission occurring prior to the date when such provision becomes effective.

     1. Under provisions of the Bylaws of the Registrant and the Colorado Business Corporation Act (the “Colorado Act”), each person who is or was a director or officer of the Registrant will be indemnified by the Registrant as a matter of right summarized as follows:

(a) Under the Colorado Act, a person who is wholly successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Registrant shall be indemnified against reasonable expenses (including attorneys’ fees) in connection with such suit or proceeding;

(b) Except as provided in subparagraph (c) below, a director may be indemnified under such law against both (1) reasonable expenses (including attorneys’ fees), and (2) judgments, penalties, fines and amounts paid in settlement, if he acted in good faith and reasonably believed, in the case of conduct in his official capacity as a director, that his conduct was in the Registrant’s best interests, or in all other cases that his conduct was not opposed to the best interests of the Registrant, and with respect to any criminal action, he had not reasonable cause to believe his conduct was unlawful, but the Registrant may not indemnify the director if the director is found liable to the Registrant or is found liable on the basis that personal benefit was improperly received by the director in connection with any suit or proceeding charging improper personal benefit to the director;

(c) In connection with a suit or proceeding by or in the right of the Registrant, indemnification is limited to reasonable expenses incurred in connection with the suit or proceeding, but the Registrant may not indemnify the director if the director was found liable to the Registrant; and

(d) Officers of the Registrant will be indemnified to the same extent as directors as described in (a), (b) and (c).

ITEM 21. Exhibits and Financial Statement Schedules

     (a) Exhibits

EXHIBIT
NO.	DESCRIPTION
4.1	Indenture relating to the EchoStar DBS Corporation 5¾% Senior Notes, dated as of October 2, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as trustee (incorporated by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003)

4.1.1	First Supplemental Indenture relating to the EchoStar DBS Corporation 5¾% Senior Notes, dated as of December 31, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003)

4.2	Indenture relating to the EchoStar DBS Corporation 6 3/8% Senior Notes, dated as of October 2, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as trustee (incorporated by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003)

4.2.1	First Supplemental Indenture relating to the EchoStar DBS Corporation 6 3/8% Senior Notes, dated as of December 31, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

4.3	Indenture relating to the EchoStar DBS Corporation Floating Rate Senior Notes, dated as of October 2, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as trustee (incorporated by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003)

4.3.1	First Supplemental Indenture relating to the EchoStar DBS Corporation Floating Rate Senior Notes, dated as of December 31, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

4.4	Registration Rights Agreement, dated as of October 2, 2003, among EDBS, the Guarantors, Bank of America Securities LLC and Credit Suisse First Boston LLC (incorporated by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003)

5.1	Opinion of Sullivan & Cromwell LLP regarding the legality of securities being registered*

12.1	Statements regarding computation of ratios

13.1	Annual Report on Form 10-K for the fiscal year ended December 31, 2003

23.1	Consent of KPMG LLP

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature pages to this Registration Statement)

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee of the Indentures

EXHIBIT
NO.	DESCRIPTION
99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

*To be filed by amendment

ITEM 22. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of approximate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporating documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on March 30, 2004.

ECHOSTAR DBS CORPORATION

By	/s/ Michael R. McDonnell

Name: Michael R. McDonnell
Title: Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. McDonnell, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Charles W. Ergen Charles W. Ergen	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 30, 2004
/s/ Michael R. McDonnell Michael R. McDonnell	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2004
/s/ James DeFranco James DeFranco	Director	March 30, 2004
/s/ David K. Moskowitz David K. Moskowitz	Director	March 30, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on March 30, 2004.

ECHOSTAR SATELLITE L.L.C

ECHO ACCEPTANCE CORPORATION

ECHOSTAR TECHNOLOGIES CORPORATION

DISH NETWORK SERVICE L.L.C

ECHOSPHERE L.L.C

ECHOSTAR INTERNATIONAL CORPORATION

By	/s/ David K. Moskowitz

Name: David K. Moskowitz
Title: Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David K. Moskowitz his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Charles W. Ergen Charles W. Ergen	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 30, 2004
/s/ Michael R. McDonnell Michael R. McDonnell	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2004
/s/ James DeFranco James DeFranco	Director	March 30, 2004
/s/ David K. Moskowitz David K. Moskowitz	Director	March 30, 2004

INDEX TO EXHIBITS

EXHIBIT
NO.	DESCRIPTION
4.1	Indenture relating to the EchoStar DBS Corporation 5¾% Senior Notes, dated as of October 2, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as trustee (incorporated by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003)

4.1.1	First Supplemental Indenture relating to the EchoStar DBS Corporation 5¾% Senior Notes, dated as of December 31, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003)

4.2	Indenture relating to the EchoStar DBS Corporation 6 3/8% Senior Notes, dated as of October 2, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as trustee (incorporated by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003)

4.2.1	First Supplemental Indenture relating to the EchoStar DBS Corporation 6 3/8% Senior Notes, dated as of December 31, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

4.3	Indenture relating to the EchoStar DBS Corporation Floating Rate Senior Notes, dated as of October 2, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as trustee (incorporated by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003)

4.3.1	First Supplemental Indenture relating to the EchoStar DBS Corporation Floating Rate Senior Notes, dated as of December 31, 2003, by and among EDBS, the Guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

4.4	Registration Rights Agreement, dated as of October 2, 2003, among EDBS, the Guarantors, Bank of America Securities LLC and Credit Suisse First Boston LLC (incorporated by reference to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003)

5.1	Opinion of Sullivan & Cromwell LLP regarding the legality of securities being registered*

12.1	Statements regarding computation of ratios

13.1	Annual Report on Form 10-K for the fiscal year ended December 31, 2003

23.1	Consent of KPMG LLP

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature pages to this Registration Statement)

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association, as trustee of the Indentures

EXHIBIT
NO.	DESCRIPTION
99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

*To be filed by amendment